UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Global Blood Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GLOBAL BLOOD THERAPEUTICS, INC.

181 Oyster Point Boulevard

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), to be held on Tuesday, June 14, 2022, at 8:00 a.m. (Pacific Time). Our Board of Directors has determined, in the interest of public health and safety in light of the ongoing COVID-19 pandemic, that this year’s Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and to ask questions of, and engage in dialogue with, members of our Board of Directors and senior management at www.virtualshareholdermeeting.com/GBT2022 during the meeting. Our Board of Directors currently intends to hold future stockholder meetings in person or using a “hybrid” in-person and virtual format as soon as practicable once it is safe to do so.

The Annual Meeting will be held for the following purposes:

1.	to elect the three Class I directors, as nominated by our Board of Directors, to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;

3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on Friday, April 22, 2022, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, or at any adjournments of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. You may vote via the Internet or telephone or via mail, by requesting, at any time on or before Tuesday, May 31, 2022, a printed copy of the proxy card. Voting promptly will help us avoid the additional expense of further solicitation to assure a quorum at the Annual Meeting. If you attend the Annual Meeting and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

By Order of the Board of Directors

Global	Blood Therapeutics, Inc.

Ted W. Love, M.D.

Ted W. Love, M.D.

President and Chief Executive Officer

South San Francisco, California

April 28, 2022

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    i

GLOBAL BLOOD THERAPEUTICS, INC.

181 Oyster Point Boulevard

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Blood Therapeutics, Inc. (the “Company,” “we,” “us” and “our”), a Delaware corporation, to be held virtually at 8:00 a.m. (Pacific Time) on Tuesday, June 14, 2022, and at any adjournments or postponements thereof for the following purposes:

1.	to elect the three Class I directors, as nominated by the Board of Directors, to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers;

3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has determined, in the interest of public health and safety in light of the ongoing COVID-19 pandemic, that this year’s Annual Meeting will be held virtually via a live interactive audio webcast on the Internet at www.virtualshareholdermeeting.com/GBT2022. You will be able to vote and to ask questions of, and engage in dialogue with, members of our Board of Directors and senior management during the meeting. Our Board of Directors currently intends to hold future stockholder meetings in person or using a “hybrid” in-person and virtual format as soon as practicable once it is safe to do so.

On or about April 28, 2022, we will mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, or Annual Report.

Solicitation

This solicitation is made on behalf of our Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with our Board of Directors’ recommendations. In addition, we have engaged a proxy solicitor, Alliance Advisors, LLC, to assist us in the solicitation of proxies for aggregate fees of approximately $15,000, plus reasonable out-of-pocket expenses. Such solicitations may be made by email, telephone or personal solicitation. No additional compensation will be paid to our officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    1

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials via the Internet. Accordingly, all of our stockholders will receive a Notice, to be mailed on or about April 28, 2022.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxyvote.com. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the Internet or through other methods specified on the website. The website contains instructions as to how to vote by Internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 22, 2022, are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 22, 2022, there were 65,098,164 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock as of the record date (present virtually at the Annual Meeting or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or virtually at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Vote Required for Each Proposal

The vote required, and the method of calculation, for each proposal at our Annual Meeting is described below.

Proposal	Vote Required	Discretionary Voting Permitted?

Election of Directors	Plurality	No

Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers	Majority	No

Approval of the Ratification of KPMG LLP	Majority	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the highest number of votes, submitted virtually during the Annual Meeting or by proxy, will be elected as directors.

Proposal One—Election of Directors

The three Class I director nominees receiving the highest number of votes, submitted virtually during the Annual Meeting or by proxy, will be elected. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any individual nominee by specifying the name of the nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

2    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Proposal Two—Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on this proposal. This proposal is not considered to be a routine item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three—Approval of the Ratification of KPMG LLP as Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will, therefore, have no effect on this proposal.

Voting Methods

We request that you vote your shares by proxy as instructed in the Notice by one of the following methods: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the three nominees as Class I directors; (ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; (iii) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022; and (iv) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 13, 2022. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with our Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then virtually attend the Annual Meeting and desire to vote during the meeting are requested to notify our Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation be addressed to Tricia Suvari, Secretary, c/o Global Blood Therapeutics, Inc., at the address of our principal executive offices at 181 Oyster Point Boulevard, South San Francisco, CA 94080. Our telephone number is 650.741.7700. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone before these voting facilities close at 11:59 p.m. (Eastern Time) on June 13, 2022.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    3

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may submit proposals to the Board of Directors to be presented at the 2023 Annual Meeting of Stockholders. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 29, 2022, to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2023 Annual Meeting of Stockholders is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission, or SEC. A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 14, 2023.

Our Amended and Restated Bylaws, or Bylaws, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 14, 2023, and no later than March 16, 2023. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chair of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

4    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. In 2022, the term of the directors in Class I expires, and all three of our Class I directors— Drs. Ted W. Love and Glenn F. Pierce and Ms. Dawn A. Svoronos—will stand for re-election at the Annual Meeting.

Our Board of Directors is currently comprised of nine members. If the Class I director nominees who are standing for re-election are elected at the Annual Meeting, our Board of Directors will be as follows:

•	Class I—Drs. Ted W. Love and Glenn F. Pierce and Ms. Dawn A. Svoronos;

•	Class II—Drs. Philip A. Pizzo and Alexis A. Thompson and Ms. Wendy L. Yarno; and

•	Class III—Messrs. Scott W. Morrison, Deval L. Patrick and Mark L. Perry.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the three Class I nominees designated below to serve until the 2025 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

The biographies of our director nominees and each director whose term will continue after the Annual Meeting and their ages as of March 31, 2022, are set forth below.

Name	Position	Year First Elected or Appointed Director	Age

Ted W. Love, M.D.	President, Chief Executive Officer and Director	2013	63

Scott W. Morrison	Director	2016	64

Deval L. Patrick	Director	2015	65

Mark L. Perry	Director	2015	66

Glenn F. Pierce, M.D., Ph.D.	Director	2016	66

Philip A. Pizzo, M.D.	Director	2015	77

Dawn A. Svoronos	Director	2018	68

Alexis A. Thompson, M.D., M.P.H.	Director	2021	63

Wendy L. Yarno	Director	2017	67

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    5

Class I: Director Nominees

The persons listed below are nominated for election to Class I of the Board of Directors to serve a three-year term ending at the 2025 Annual Meeting of Stockholders and until their successors are elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS I DIRECTOR NOMINEES BELOW.

Ted W. Love, M.D. Age 63 Director since September 2013 Committees: • N/A

Dr. Love has served as our Chief Executive Officer and President since June 2014, and as a member of our Board of Directors since September 2013. From February 2010 to August 2012, Dr. Love served as executive vice president, research and development and technical operations of Onyx Pharmaceuticals, Inc. Prior to that, from 2001 to January 2009, he served as president, chief executive officer and chairman of Nuvelo, Inc., and previously served as senior vice president, development of Theravance, Inc., from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s Product Development Committee. Dr. Love currently serves on the board of directors of Seagen Inc., a biotechnology company, and Royalty Pharma plc, a biopharmaceutical company. Dr. Love also currently serves on the board of directors of the Biotechnology Innovation Organization (BIO), a non-profit biotechnology trade organization. Within the past five years, Dr. Love previously served on the board of directors of the following biotechnology companies: Portola Pharmaceuticals, Inc., Amicus Therapeutics, Inc., and Cascadian Therapeutics, Inc. Dr. Love holds a B.A. from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and fellowship in cardiology at the Massachusetts General Hospital.

Qualifications:

Dr. Love’s qualifications to serve on our Board of Directors include his role as our principal executive officer and more than 25 years of broad leadership and management experience in the pharmaceutical industry.

Glenn F. Pierce, M.D., Ph.D. Age 66 Director since February 2016 Committees: • Nominating and Corporate Governance • Research and Development (Chair)

Dr. Pierce has served as a member of our Board of Directors since February 2016. In February 2016, Dr. Pierce joined Third Rock Ventures, a venture capital firm, as an independent consultant and entrepreneur-in-residence. In 2018, Dr. Pierce co-founded Ambys Medicines, a biopharmaceutical company, and served as interim Chief Medical Officer from January 2018 to March 2022. He also serves on the World Federation of Hemophilia (WFH) Board and the National Hemophilia Foundation (NHF) (US) Medical and Scientific Advisory Council. Dr. Pierce is also a director of Voyager Therapeutics, a biopharmaceutical company, and, since June 2021, has served as interim Chief Scientific Officer of the company. Dr. Pierce retired from Biogen in 2014 as senior vice president of Hematology, Cell and Gene Therapies. He had overall R&D responsibility for hemophilia and hemoglobinopathies and served as Chief Medical Officer since joining the company in 2009. Dr. Pierce was also responsible for global medical affairs for Biogen’s portfolio from 2012 to 2014. Dr. Pierce has 30 years’ experience in biotechnology research and development, beginning at Amgen, is the co-author of more than 150 scientific papers and is a named inventor in over 15 patents. Dr. Pierce also served on the Blood Products Advisory Committee at the United States Food and Drug Administration and the Committee on Blood Safety and Availability at the United States Department of Health and Human Services. He received an M.D. and a Ph.D. in Immunology, both from Case Western Reserve University in Cleveland, Ohio and did his postgraduate training in pathology and hematology research at Washington University in St. Louis, Missouri.

Qualifications:

Dr. Pierce’s qualifications to serve on our Board of Directors include more than 30 years of experience in leading biotechnology research and development in small, large, public and private biotechnology and biopharmaceutical firms.

6    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Dawn A. Svoronos Age 68 Director since December 2018 Committees: • Commercial (Chair)

Ms. Svoronos has served as a member of our Board of Directors since December 2018. Ms. Svoronos has more than 30 years of experience in the biopharmaceutical industry, including extensive commercial work with the multinational pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over nearly 25 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009 and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos currently serves on the boards of directors of the following public biotechnology companies: Adverum Biotechnologies, Inc., PTC Therapeutics, Inc., Theratechnologies Inc., and Xenon Pharmaceuticals, Inc. Within the past five years, Ms. Svoronos previously served on the board of directors of Endocyte, Inc., a biopharmaceutical company. Ms. Svoronos holds a B.A. from Carleton University in Ottawa, Canada.

Qualifications:

Ms. Svoronos’ qualifications to serve on our Board of Directors include her extensive experience in the global commercialization of pharmaceutical products, including her substantial international commercial experience as well as her leadership experience and her service on the boards of directors of other public companies.

Class II: Directors Currently Serving Until the 2023 Annual Meeting of Stockholders

Philip A. Pizzo, M.D. Age 77 Director since September 2015 Committees: • Nominating and Corporate Governance (Chair) • Research and Development

Dr. Pizzo has served as a member of our Board of Directors since September 2015. Dr. Pizzo currently serves as the David and Susan Heckerman Professor of Pediatrics and of Microbiology and Immunology at Stanford School of Medicine and has served as the founding director of the Stanford Distinguished Careers Institute since 2013. He previously served as Dean of the Stanford School of Medicine from 2001 to 2012, where he was also the Carl and Elizabeth Naumann Professor of Pediatrics and of Microbiology and Immunology. Before joining Stanford, he was the physician-in-chief of Children’s Hospital in Boston and chair of the Department of Pediatrics at Harvard Medical School from 1996 to 2001. Prior to that, Dr. Pizzo was at the National Cancer Institute, eventually serving as chief of pediatrics and acting scientific director in the Division of Clinical Sciences. Dr. Pizzo is the author of more than 630 scientific articles and 16 books and monographs, has received numerous awards and honors, is a member of the National Academy of Medicine, and serves on several international boards. Dr. Pizzo holds a B.A. from Fordham University and an M.D. from the University of Rochester, School of Medicine.

Qualifications:

Dr. Pizzo’s qualifications to serve on our Board of Directors include his leadership in academic medicine, and his work in the fields of pediatric medicine, science, education and healthcare.

Alexis A. Thompson, M.D., M.P.H. Age 63 Director since March 2021 Committees: • Research and Development

Dr. Thompson has served as a member of our Board of Directors since March 2021. Since January 2022, Dr. Thompson has served as the Chief of the Division of Hematology at the Children’s Hospital of Philadelphia, where she also serves as the Elias Schwartz MD Endowed Chair in Hematology. From April 2001 to December 2021, she served as an attending physician at the Ann and Robert H. Lurie Children’s Hospital of Chicago, where she also served as the head of the Hematology Section and director of the Comprehensive Thalassemia Program and as the A. Watson and Sarah Armour Endowed Chair for Childhood Cancer and Blood Disorders. From 2008 to December 2021, Dr. Thompson served as the associate director for equity and minority health at the Robert H. Lurie Cancer Center and Northwestern University Feinberg School of Medicine. She has served on national advisory committees for governmental agencies as well as non-profit organizations focused on improving healthcare access, increasing workforce diversity and reducing health disparities. In 2018, Dr. Thompson served as president of the American Society of Hematology (ASH) and continues to serve on ASH’s Sickle Cell Disease Task Force. She has been a leader in multicenter collaborations, such as the National Heart, Lung, and Blood Institute’s Sickle Cell Disease Implementation Consortium, and has received numerous awards recognizing her expertise in teaching and clinical care. Dr. Thompson received an M.D. from Tulane University, received her M.P.H. from University of California, Los Angeles, and completed her postgraduate training at Children’s Hospital Los Angeles and the Children’s Hospital of Philadelphia.

Qualifications:

Dr. Thompson’s qualifications to serve on our Board of Directors include more than 20 years of experience as a world-renowned hematologist and sickle cell disease expert, her leadership in academic medicine, and expertise in science, education and healthcare.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    7

Wendy L. Yarno Age 67 Director since December 2017 Committees: • Compensation (Chair) • Commercial

Ms. Yarno has served as a member of our Board of Directors since December 2017. Ms. Yarno retired in September 2008 from Merck & Co, Inc., where she served in commercial and human resource positions of increasing seniority, most recently as Chief Marketing Officer, before she retired. Prior to this position, Ms. Yarno served as General Manager for Merck’s Cardiovascular/Metabolic United States Business Unit and as Senior Vice President, Human Resources. From 2010 to 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company. Ms. Yarno currently serves on the boards of directors of the following public biopharmaceutical companies: Ideaya Biosciences, Inc., Inovio Pharmaceuticals, Inc. and Tarsus Pharmaceuticals, Inc. Within the past five years, Ms. Yarno previously served as a member of the board of directors of Alder Biopharmaceuticals, Inc., a biopharmaceutical company, Aratana Therapeutics, Inc., a therapeutics company, and MyoKardia, Inc., a biopharmaceutical company. Ms. Yarno received an M.B.A. from Temple University, Fox School of Business, and a B.S. in business administration from Portland State University.

Qualifications:

Ms. Yarno’s qualifications to serve on our Board of Directors include her extensive experience commercializing pharmaceutical products, and her extensive operational and senior management experience, in the biopharmaceutical industry, as well as her experience serving on the board of directors (and certain key standing committees) of other biopharmaceutical companies.

Class III: Directors Currently Serving Until the 2024 Annual Meeting of Stockholders

Scott W. Morrison Age 64 Director since January 2016 Committees: • Audit (Chair) • Compensation • Commercial

Mr. Morrison has served as a member of our Board of Directors since January 2016. From 1996 to December 2015, Mr. Morrison was a partner at Ernst & Young LLP, a public accounting firm, and served as its U.S. Life Sciences Leader since 2002. He currently serves on the board of directors of the following public biopharmaceutical companies: Corvus Pharmaceuticals, Inc., Ideaya Biosciences, Inc., Vera Therapeutics, Inc., and Zai Labs, Inc. Mr. Morrison has served on numerous life sciences industry boards, including the Biotechnology Innovation Organization (BIO) ECS Board, the Bay Area Bioscience Center Board (now California Life Sciences Association), the California Life Sciences Foundation and the Biotechnology Institute. Within the past five years, Mr. Morrison previously served on the board of directors of Audentes Therapeutics, Inc., a biotechnology company. Mr. Morrison holds a B.S. in Accounting and Finance from the University of California, Berkeley and is a Certified Public Accountant (inactive).

Qualifications:

Mr. Morrison’s qualifications to serve on our Board of Directors include significant accounting expertise and knowledge of the life sciences industry through his 35-year career in public accounting serving public and private companies in the life sciences sector, as well as his experience serving on the board of directors (and certain key standing committees) of other biotechnology companies since 2015.

Deval L. Patrick Age 65 Director since 2020; previously April 2015 to November 2019 Committees: • Audit • Nominating and Corporate Governance

Mr. Patrick has served as a member of our Board of Directors since May 2020 and previously served as a member of our Board of Directors from April 2015 to November 2019. Since February 2022, He has been a Professor of Practice and Co-Director of the Center for Public Leadership at the Harvard Kennedy School. Mr. Patrick has served as a Senior Advisor at Bain Capital, LP, an investment firm, since March 2021, and he previously served as managing director of Bain Capital from April 2015 to December 2019. Since March 2020, Mr. Patrick also has served as co-chair of American Bridge 21st Century Foundation and its BridgeTogether initiative, a nonprofit formed to develop and support permanent local grassroots organizing groups. Mr. Patrick currently serves on the board of directors of American Well Corporation, a telehealth company, Toast, Inc., a cloud-based, restaurant software company, Twilio Inc., a cloud communications platform company, and Cerevel Therapeutics Holdings, Inc., a biotechnology company. Within the past five years, Mr. Patrick served on the board of directors of Environmental Impact Acquisition Corp (“ENVI”), a special purpose acquisition company focused on sustainability. From January 2007 to January 2015, Mr. Patrick served as the governor of Massachusetts. Before his tenure in government, Mr. Patrick served as the executive vice president and general counsel at The Coca-Cola Company, and as vice president and general counsel at Texaco Inc. Mr. Patrick received an A.B. in English and American literature from Harvard College and a J.D. from Harvard Law School.

Qualifications:

Mr. Patrick’s qualifications to serve on our Board of Directors include his significant experience as a business and government leader with a record of success in solving complex problems, making strategic investments, managing crises and building teams locally, nationally and internationally.

8    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Mark L. Perry Age 66 Director since April 2015 Committees: • Audit • Compensation • Commercial

Mr. Perry has served as a member of our Board of Directors since April 2015. From October 2012 to October 2013, Mr. Perry served as an entrepreneur-in-residence at Third Rock Ventures. In October 2004, Mr. Perry joined Aerovance, Inc., a biopharmaceutical company, as a director, and he served as president and chief executive officer of Aerovance from February 2007 to October 2011. Prior to that, Mr. Perry served as the senior business adviser of Gilead Sciences, Inc., a biopharmaceutical company, from April 2004 to February 2007 and as an executive officer from May 1994 to April 2004, during which time he served in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations. Earlier in his career, from 1981 to 1994, Mr. Perry served as an attorney at Cooley LLP, and was a partner of the firm from 1987 to 1994. Since August 2011, Mr. Perry has served on various boards of companies and non-profit organizations. Mr. Perry currently serves on the board of directors of Nvidia Corporation, a visual computing company, and, within the past five years, he previously served on the board of directors of MyoKardia, Inc., a biopharmaceutical company. Mr. Perry received a B.A. in history from the University of California, Berkeley and a J.D. from the University of California, Davis.

Qualifications:

Mr. Perry’s qualifications to serve on our Board of Directors include more than 30 years of experience serving in professional and management positions in the biotechnology industry, as well as his experience serving on the board of directors (and certain key standing committees) of other biopharmaceutical companies.

2022 Director Changes and Appointment of Director Emeritus

On March 24, 2022, Willie L. Brown, Jr. resigned, effective immediately, from our Board of Directors and its Nominating and Corporate Governance Committee after serving as a director since January 2015. His resignation was not a result of any disagreement with the Company. On the same day, our Board of Directors appointed Mr. Brown as Director Emeritus, effective immediately, in which capacity he is serving as an advisor to the Company.

Mr. Brown served as a member of our Board of Directors from January 2015 to March 2022. Since January 2004, Mr. Brown has served as an attorney at law representing clients before state and local governments. Prior to that, from January 1996 to January 2004, Mr. Brown served as the 41st mayor of San Francisco. Mr. Brown is a practicing attorney, community leader and well-respected public official who served over 31 years in the California State Assembly, spending more than 14 years as its Speaker, from 1980 to 1995. He currently serves as chairman and chief executive officer of The Willie L. Brown, Jr. Institute on Politics and Public Service, an independent, non-profit organization providing a forum for non-partisan education, debate and discussion of public policy issues. Mr. Brown holds a degree in political science from San Francisco State University and a J.D. from University of California, Hastings College of the Law. He has received over 17 honorary degrees from prestigious institutions throughout his life.

On March 24, 2022, solely to provide for an equal apportionment of the members of the Board among the three classes of our classified Board following Mr. Brown’s resignation, Dr. Thompson resigned from the Board as a Class I director, effective immediately, and was immediately reappointed by the remaining members of the Board as a Class II director, to serve in such capacity until the next annual meeting of stockholders at which the term of the Class II directors expires or until her successor is duly elected and qualified, or her earlier death, resignation or removal.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    9

Board Skills, Experience and Diversity

The below table provides information regarding our Board of Directors, including certain attributes possessed by our directors, which we and our Board of Directors believe are relevant to our business. The below table does not include all of the attributes of our directors, and the fact that a director may not have a particular attribute does not mean such director is unable to contribute to the decision-making process in that area.

Knowledge, Skills and Experience

7 of 9	8 of 9
Executive leadership	Healthcare/life sciences

7 of 9	7 of 9
Business strategy/operations	Public company/other governance role

6 of 9	5 of 9
Commercial experience	Government/regulatory

7 of 9	4 of 9
International operating experience	Scientific expertise

Board composition overview

10    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

As required by rules of the NASDAQ Stock Market that were approved by the Securities and Exchange Commission in August 2021, we are providing additional information about the gender and demographic diversity of our directors in the format required by NASDAQ rules. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification.

Board Diversity Matrix*

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	6

Part II: Demographic Background

African American or Black	1	2

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	2	4

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

*	As of April 28, 2022

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    11

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face numerous risks, including but not limited to risks relating to our financial condition, commercialization activities, research and development activities, clinical and regulatory matters, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Compensation Committee assesses risks created by the incentives inherent in our compensation programs, policies and practices. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board of Directors and Committees of the Board

During 2021, the Board of Directors held a total of four meetings. All directors attended at least 75% of the aggregate of the number of Board meetings and the number of meetings of Board committees on which each such director served during the time each such director served on the Board or such committees.

Our Board of Directors has determined that all of our directors, except for Dr. Love, are independent, as determined in accordance with the rules of The Nasdaq Stock Market LLC, or NASDAQ, and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors also considers the association, if any, of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. The authority and responsibilities of each of these committees are summarized below, and more detailed descriptions of their functions are included in their written charters, which are available along with our corporate governance guidelines on our website at www.gbt.com.

Pursuant to their charters, each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. Each committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

The Board of Directors also has a standing Research and Development Committee and Commercial Committee, which are advisory committees.

12    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

The following chart provides membership as of April 28, 2022, for each of the Board of Directors’ standing committees:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee (advisory)	Commercial Committee (advisory)

Scott W. Morrison	C	✔			✔

Deval L. Patrick	✔		✔

Mark L. Perry	✔	✔			✔

Glenn F. Pierce, M.D., Ph.D.			✔	C

Philip A. Pizzo, M.D.			C	✔

Dawn A. Svoronos					C

Alexis A. Thompson, M.D., M.P.H.				✔

Wendy L. Yarno		C			✔

✔ - Committee member            C - Committee chair

Audit Committee	The Audit Committee’s responsibilities include:

Chair: Mr. Morrison Members: Mr. Patrick Mr. Perry

•  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•  pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•  reviewing the audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting and performance of our internal audit function, if any;

•  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•  recommending, based on the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•  preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•  reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•  reviewing quarterly earnings releases;

•  overseeing our compliance with legal and regulatory requirements;

•  discussing guidelines and policies governing risk assessment matters, and monitoring and overseeing matters related to cybersecurity risks affecting the Company; and

•  periodically conducting a performance evaluation of the Audit Committee and reporting to the Board on the results of such evaluation.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    13

During 2021, Messrs. Morrison, Patrick and Perry and Ms. Svoronos served on the Audit Committee, and the Committee held four meetings. Our Board of Directors has determined that each of Messrs. Morrison, Patrick and Perry is an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. In April 2021, Ms. Svoronos stepped down as a member of the Audit Committee.

Compensation Committee	The Compensation Committee’s responsibilities include:

Chair: Ms. Yarno Members: Mr. Morrison Mr. Perry

•  reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer;

•  evaluating the performance of our Chief Executive Officer in light of such corporate goals and determining the compensation of our Chief Executive Officer;

•  reviewing and approving any peer group of companies used to inform the Company’s evaluation of compensation for its employees and directors;

•  reviewing and approving the compensation of our other executive officers;

•  reviewing and establishing our overall management compensation, philosophy, policy and practices;

•  overseeing our strategies and policies relating to culture and human capital management;

•  reviewing, overseeing and approving our compensation and similar plans;

•  evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•  retaining and approving the compensation of any compensation advisors;

•  reviewing and recommending to our Board of Directors our policies and procedures for the grant of equity-based awards;

•  reviewing and making recommendations to our Board of Directors with respect to non-employee director compensation;

•  reviewing and discussing with the Board of Directors the corporate succession plans for the Chief Executive Officer and other executive officers;

•  preparing the compensation committee report required by the SEC rules to be included in our annual proxy statement and Annual Report on Form 10-K;

•  making recommendations to stockholders on approval of our say-on-pay proposals and on the frequency of say-on-pay votes;

•  reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•  periodically conducting a performance evaluation of the Compensation Committee and reporting to the Board on the results of such evaluation.

Pursuant to its charter, the Compensation Committee has the authority to engage compensation consultants to assist in its evaluation of executive and non-employee director compensation. For 2021, the Compensation Committee engaged Compensia, Inc., or Compensia, a national compensation consulting firm, as a compensation consultant. Our Compensation Committee plans to engage Compensia or one or more other third-party compensation advisors to provide similar information and advice in future years for consideration in establishing overall compensation for our executives and non-employee directors. We do not believe the retention of, and the work performed by, Compensia creates any conflict of interest. See “Executive Compensation-Compensation Discussion and Analysis-Governance of Executive Compensation Program—Role of Compensation Consultant” below for more information.

During 2021, Messrs. Perry and Morrison and Ms. Yarno served on the Compensation Committee, and the Committee held seven meetings.

14    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee’s responsibilities include:

Chair: Dr. Pizzo Members: Mr. Patrick Dr. Pierce

•  developing and recommending to the Board of Directors criteria for board and committee membership;

•  establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•  reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•  identifying individuals qualified to become members of the Board of Directors;

•  recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•  developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

•  developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;

•  overseeing the evaluation of the Board of Directors and its committees;

•  reviewing and discussing with the Board of Directors the corporate succession plans for directors; and

•  periodically conducting a performance evaluation of the Nominating and Corporate Governance Committee and reporting to the Board on the results of such evaluation.

During 2021, Messrs. Brown and Patrick, and Drs. Pierce and Pizzo served on the Nominating and Corporate Governance Committee, and the Committee held three meetings. In March 2022, Mr. Brown resigned as a member and Chair of the Nominating and Corporate Governance Committee in connection with his resignation from the Board of Directors and appointment as Director Emeritus, and Dr. Pizzo was concurrently appointed as Chair of the Nominating and Corporate Governance Committee.

Research and Development Committee (Advisory)

Chair: Dr. Pierce Members: Dr. Pizzo Dr. Thompson

Our Board of Directors formed a Research and Development Committee in March 2016. The Research and Development Committee’s responsibilities include providing advice and support related to our research and development programs, strategy and goals. Drs. Pierce, Pizzo and Thompson serve on the Research and Development Committee.

Commercial Committee (Advisory)

Chair: Ms. Svoronos Members: Mr. Morrison Mr. Perry Ms. Yarno

Our Board of Directors formed a Commercial Committee in December 2018. The Commercial Committee’s responsibilities include providing advice and support related to our potential and actual commercialization of any products, including our strategy and goals from pre-launch planning through any approval, launch and later phases of the product lifecycle. Messrs. Morrison and Perry and Mses. Svoronos and Yarno serve on the Commercial Committee.

Board Leadership

We do not currently have a Chair of the Board, but we have appointed Mr. Perry to serve as our lead independent director. We believe that the appointment of a lead independent director allows our Chief Executive Officer to focus on our day-to-day business, while allowing the lead independent director to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    15

the commitment required to serve as our lead independent director, particularly as our Board of Directors’ oversight responsibilities continue to grow.

While our Bylaws and corporate governance guidelines do not require that we appoint a separate Chair of the Board or lead independent director and Chief Executive Officer, our Board of Directors believes that having a Chief Executive Officer and a separate designated lead independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated lead independent director and Chief Executive Officer positions are augmented by the independence of eight of our nine directors, and our entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met four times in 2021 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Annual Performance Evaluations; Assessment of Charters; Director Education

Our Board of Directors, as well as each of its standing committees, conducts an annual self-evaluation, which includes a review of its performance and, in the case of each of the committees, an assessment of the adequacy and appropriateness of its charter. The Nominating and Corporate Governance Committee is responsible for overseeing this evaluation process, which includes an evaluation by the standing committees of their respective performance and charters and the recommendation to our Board of Directors of any changes to the authority, charters, compositions and chairs of such committees. As part of this process, the Nominating and Corporate Governance Committee will also recommend any changes to the composition of our Board of Directors based on the results of such evaluation.

Each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. Our Board of Directors regularly discusses recent developments related to corporate governance, legal and regulatory compliance, disclosure obligations or industry-specific matters. In addition, we encourage our directors to participate in outside continuing education programs to assist them in maintaining such expertise and may, from time to time and depending on the circumstances, pay for all or a portion of such outside continuing education programs.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee reassesses such criteria from time to time and submits any proposed changes to the Board of Directors for approval.

In evaluating director candidates, including directors eligible for re-election, the Nominating and Corporate Governance Committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and its respective committees;

•

Such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience (such as direct experience in the biotechnology or pharmaceuticals industry or in other fields relevant to the Company’s operations), length of service, understanding of the Company’s business and industry, conflicts of interest, and other commitments, with the Nominating and Corporate Governance Committee not required to assign any particular weight or priority to any one factor; and

•	Any other factors the Nominating and Corporate Governance Committee considers appropriate.

The Nominating and Corporate Governance Committee requires that each nominee it recommends meets the following qualifications: (i) has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing and the ability to exercise sound business judgement, (ii) is highly accomplished in his or her respective field, with superior credentials and recognition, (iii) is well regarded in the community and has a long-term reputation for the highest personal and professional ethics and integrity, (iv) has an understanding of the fiduciary responsibilities of a director and a commitment to devote sufficient time and availability to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve, (v) to the extent such nominee serves or has previously served on other boards, the nominee has a demonstrated history of actively contributing at board meetings, and (vi) has skills and background that are complementary to those of other members of and/or candidates for our Board of Directors and shall be effective, together with such other members or candidates to the Board, in collectively serving the long-term interests of our stockholders.

16    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with NASDAQ standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience, including gender diversity and representation of underrepresented groups, including as may be required by applicable law or the NASDAQ Stock Market Rules. Although we have no formal policy regarding board diversity, we and our Board of Directors strongly believe that corporate board diversity, including gender, racial and ethnic diversity, provides a more effective and dynamic Board of Directors that can better mitigate risk and enhance long-term performance for stockholders.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-management directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, we may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    17

•	any rights to dividends or other distributions on the shares that are separate from the underlying shares;

•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;

•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the lead independent director of the Board at our principal executive offices at the address set forth above. We will forward all correspondence addressed to the Board or any individual Board member. Stockholders may also communicate online with our Board of Directors as a group by accessing our website at www.gbt.com and selecting “IR Contact” under the Investors tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend our annual meetings of stockholders, and all of our then 10 directors attended the 2021 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

18    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Stock Ownership Policy

In March 2020, we adopted a stock ownership policy for our non-employee directors, which requires each director to acquire and hold a number of shares of our common stock equal in value to at least three times his or her applicable annual cash retainer for regular service on our Board of Directors, excluding any annual cash retainers paid for committee service, until such director’s service on the Board of Directors ceases. We only count directly and beneficially owned shares, including, with respect to non-employee directors, 50% of shares underlying vested and unexercised in-the-money stock options. Each non-employee director has until the later of April 1, 2025, or the Initial Determination Date, or the April 1st in the year that is the fifth anniversary of his or her initial election to our Board of Directors, to attain the required ownership level. Once a director satisfies his or her stock ownership requirement, the director must continue to satisfy such stock ownership requirement as assessed on each April 1st thereafter, or Determination Date. If a director fails to satisfy such stock ownership requirement as of any Determination Date (including the Initial Determination Date), then such director shall be required to come into compliance with his or her applicable stock ownership requirement within two years following the Determination Date on which he or she failed to satisfy such stock ownership requirement. As of April 1, 2022, 6 of our 8 non-employee directors met their stock ownership requirement, and the remaining non-employee directors have until the later of the Initial Determination Date or the April 1st in the year that is the fifth anniversary of his or her initial election to our Board of Directors to attain the required ownership level.

Environmental, Social and Governance Practices

Our mission is to discover, develop and deliver life-changing treatments for people living with grievous blood-based disorders, starting with sickle cell disease. We view our environmental, social and governance, or ESG, practices as important pillars that should be aligned to the Company’s cultural values and guide us to achieve our mission and contribute to sustainable long-term performance, including recruiting and retaining the best talent. Published in April 2022, our inaugural ESG report focuses on four key areas in which we believe we will have impact and deliver long-term sustainable value for our business and society: improving access to affordable healthcare; investing in our employees and communities; increasing our environmental sustainability: and upholding our ethics and values. Responsibility for ESG strategy and management is led by functional experts throughout the Company and championed by our executive leadership team.

Environmental

We recognize that the sustainability of the Company is linked to our ability to understand and engage all our stakeholders in a consistent and meaningful manner. Starting with our Board of Directors and our executive leadership team, we are committed to long-term value driven by the pillars of governance, social responsibility, and integrity across all we do, including employee engagement, research and development, operations, commercialization and access to medicines for patients. Our efforts to help preserve the environment and reduce our impact on climate change include, among other things, our new headquarters that recently achieved LEED Silver certification; utilizing technology to reduce energy and water consumption; reducing, reusing and recycling our resources when practicable; partnering with third-party organizations for the ethical treatment of animals in research; and promoting employee commuting programs.

Social—Diversity, Equity & Inclusion

We have a values-driven culture that starts with our executive leadership team. Since our founding, we have recognized that having a more diverse, equitable and inclusive environment can help us to better deliver for patients through increased performance, better decision making, increased productivity and greater motivation. In addition, we believe that to foster innovation, increase access to care and reduce disparities, our workforce needs to be reflective of the patients and communities we serve and compensated in line with the value brought to patients, caregivers and communities.

We adopted the Workforce Development and Diversity & Inclusion, or WWDI, Principles created by the Biotechnology Innovation Organization, or BIO, to foster D&I among employees, customers and patients. We strive to make the Company a place where exceptionally talented candidates will be eager to work, collaborate and grow their careers—regardless of race, gender or sexual orientation.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    19

Our team represents a broad range of cultural and professional backgrounds that enrich our company culture and drive our future growth and success:

GBT Employee Population as of December 31, 2021	Female	People of Color*

Overall Population	56%	55%

Senior Management Team	63%	38%

Executive Director and Above (excluding Senior Management Team)	34%	52%

Associate Director—Senior Director	51%	46%

Senior Manager & Below	64%	64%

*	All U.S. Equal Employment Opportunity Commission’s categories of race other than white (not Hispanic or Latino).

We are committed to fostering workplace development, diversity and inclusion at the Company and more broadly across the biotechnology industry. We are also dedicated to being at the forefront of efforts to develop a diverse and talented global workforce. As part of these efforts, we are establishing employee-resource groups, or ERGs, that we believe are invaluable to fostering inclusion and play a critical role in driving diversity, supporting personal growth and giving back to our communities. Our first two ERGs have been in place for several years and are focused on social justice issues and advancement for women:

•

Equal Justice Group: This team focuses on improving inclusiveness within and outside of the Company through education, advocacy and driving action on needed changes. To ensure focus on the areas where the group wants to effect change, EJG operates with subgroups that work toward specific goals.

•

Women’s Community: This team empowers women at the Company through education, conversation and sharing. It highlights female leaders (inside and outside the Company) and their personal stories of growth, challenge and development, while also teaching the broader Company population best practices for allyship.

One of the most salient features of our workplace diversity and inclusion strategies surrounds pay equity for all employees. Our longstanding commitment to fair and equitable pay is consistent with our core values of treating all people with dignity and respect. Since 2020, we have engaged Aon plc to conduct objective and independent pay equity assessments, with results confirming that our pay practices are equitable without significant discrepancies based upon gender or ethnicity. We are committed to ensuring our pay practices remain equitable by continuing with annual pay equity assessments.

We are pleased to be included in the 2022 Bloomberg Gender-Equality Index, or GEI, for the second consecutive year. The GEI measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, anti-sexual harassment policies, and pro-women brand. We were one of 418 companies across 11 sectors globally, including one of only 23 in healthcare, to be included.

We are also actively involved in supporting our local and patient communities, which have been underserved, including through volunteering and charitable donation initiatives. In 2021, our corporate giving and grant funding for SCD organizations, exceeded $2.3 million, with a focus on helping to accelerate the development of sustainable access to care programs for people with SCD. We also proudly established The GBT Foundation, a non-profit organization to fund programs that will support people within the SCD community and beyond through education, empowerment, improved healthcare access and enhanced health equity.

Governance

One of our core values is accountability, and we commit to operating with truthfulness and transparency in accordance with the highest ethical and corporate governance standards. To this end, we maintain a Code of Business Conduct and Ethics and hold ourselves accountable to it in all we do. All of our personnel across our operations are provided with required training and reference materials to reinforce our Code of Business Conduct and Ethics and this commitment to integrity and ethics in our business. Our policies are clearly defined and include guidance on topics including, but not limited to, conflicts of interest; compliance with laws, rules and regulations; confidentiality; fair dealing; antitrust compliance; accuracy of records; corporate disclosure; improper payments; and interactions with healthcare professionals and government employees.

Our Board of Directors, along with the Audit, Compensation and Nominating and Corporate Governance committees, conducts an annual governance review, which includes review, benchmarking and revision of our significant corporate and compensation policies. In addition to our Code of Business Conduct and Ethics mentioned above, these policies include,

20    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

among others, our Anti-Bribery and Anti-Corruption Policy, our Corporate Governance Guidelines, and our Insider Trading Policy. This periodic governance review also encompasses the structure and governance of our Board of Directors, voting standards for directors and other matters, and review of the Company’s defensive profile. The Nominating and Corporate Governance Committee is responsible for overseeing this governance review process, and each committee evaluates policies within its purview and recommends changes to our Board of Directors.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    21

NON-EMPLOYEE DIRECTOR COMPENSATION

The Non-Employee Director Compensation Policy adopted by our Board of Directors is designed to provide a total compensation package, including cash, stock options and restricted stock units, or RSUs, that is competitive in the market to enable us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Compensation Committee and our Board of Directors review non-employee director compensation and the Non-Employee Director Compensation Policy, including a competitive market assessment compared to peer companies, on an annual basis. In March 2021, the Compensation Committee reviewed our non-employee director compensation and Non-Employee Director Compensation Policy and recommended, and our Board of Directors agreed, to not make any changes to our non-employee director compensation as approved for 2020. The Non-Employee Director Compensation Policy for 2021 provided that all non-employee directors received cash retainers for service on our Board of Directors and committees of our Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors:	Annual Retainer

All non-employee members	$45,000

Additional Annual Retainer

Lead Independent Director or Non-Employee Chairperson of the Board of Directors:	$25,000

Audit Committee:

Chairperson	$20,000

Non-Chairperson members	$10,000

Compensation Committee:

Chairperson	$15,000

Non-Chairperson members	$ 7,500

Nominating and Corporate Governance Committee:

Chairperson	$10,000

Non-Chairperson members	$ 5,000

Research and Development Committee:

Chairperson	$15,000

Non-Chairperson members	$ 7,500

Commercial Committee:

Chairperson	$15,000

Non-Chairperson members	$ 7,500

In addition to the cash retainer amounts described above, the Non-Employee Director Compensation Policy also provides that each new non-employee director who is initially appointed or elected to our Board of Directors will receive a stock option and RSU grant. The Non-Employee Director Compensation Policy provides for an option to purchase shares of our common stock with an aggregate value of $415,000, subject to a maximum of 11,200 shares, and an RSU grant with an aggregate value of $415,000, subject to a maximum of 7,200 RSUs, in order to align their equity compensation with the 75th percentile of our peer companies but also to include a maximum share limit in the event of extraordinary market fluctuations. The initial stock option grant vests in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on our Board of Directors through each applicable vesting date. The initial RSU grant vests in equal annual installments during the three years following the grant date, subject to the director’s continued service on our Board of Directors through each applicable vesting date.

Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director is eligible to receive an annual stock option and RSU grant. The Non-Employee Director Compensation Policy provides for an option to purchase shares of our common stock with an aggregate value of $207,500, subject to a maximum of 5,600 shares, and an RSU grant with an aggregate value of $207,500, subject to a maximum of 3,600 RSUs, in order to align equity compensation with the 75th percentile of our peer companies but also to include a maximum share limit in the event of

22    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

extraordinary market fluctuations. The annual stock option grant vests 1/12th on each month following the grant date for 11 months and the remaining 1/12th on the earlier of (i) the one-year anniversary of the grant date or (ii) our next annual meeting of stockholders, and such RSU grant vests on the earlier of (A) the one-year anniversary of the grant date or (B) our next annual meeting of stockholders, in each case subject to the director’s continued service on our Board of Directors through each applicable vesting date. If a non-employee director joins our Board of Directors on a date other than our annual meeting of stockholders, then such director will be granted, at our next annual meeting of stockholders, a pro-rata portion of the annual stock option and RSU grant based on the time between the non-employee director’s appointment and our next annual meeting of stockholders.

Under the Non-Employee Director Compensation Policy, this level of equity awards approximated the 75th percentile of the equity awards granted by our peer companies as our Board of Directors believed that such approach was necessary and appropriate in light of the highly competitive environment for qualified, experienced directors, met its desire to maintain continuity on our Board during our evolution to a commercial company, encouraged equity ownership by our non-employee directors and ensured a consistent equity award philosophy between our non-employee directors and executive officers. We believe this approach aligns our non-employee director compensation with our stockholder interests.

For awards of RSUs denominated in dollars, the number of shares to be subject to the award is determined by dividing the dollar value by the average closing market price on the NASDAQ Global Select Market of a share of our common stock over the trailing 20-trading day period ending on the trading day immediately preceding the grant date. For awards of stock options denominated by reference to a fair value calculated under FASB ASC Topic 718, the number of shares to be subject to such stock option is determined based on such fair value. In addition, all of the foregoing stock options are granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, and are exercisable (to the extent vested) for up to one year following cessation of the non-employee director’s service on our Board of Directors, so long as the director is not removed for cause.

All stock options and RSUs granted to our non-employee directors pursuant to the Non-Employee Director Compensation Policy are subject to full acceleration of vesting upon the consummation of a “Sale Event,” as defined in the 2015 Stock Option and Incentive Plan, as amended from time to time, or 2015 Plan. Our non-employee directors may also be granted such additional stock options and RSUs in such amounts and on such dates as our Board of Directors determines.

We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors in attending Board of Directors and committee meetings.

2021 Director Compensation Table

The table below sets forth information with respect to the compensation received by our non-employee directors during the fiscal year ended December 31, 2021. Dr. Love does not receive compensation for service on our Board of Directors and the compensation paid to Dr. Love as an employee of the Company is set forth under the heading “Executive Compensation—2021 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Willie L. Brown, Jr.(3)	$55,000	$133,524	$119,758	$308,282

Scott W. Morrison(4)	$80,000	$133,524	$119,758	$333,282

Deval L. Patrick(5)	$60,000	$133,524	$119,758	$313,282

Mark L. Perry(6)	$95,000	$133,524	$119,758	$348,282

Glenn F. Pierce, M.D., Ph.D.(7)	$65,000	$133,524	$119,758	$318,282

Philip A. Pizzo, M.D.(8)	$57,500	$133,524	$119,758	$310,782

Dawn A. Svoronos(9)	$63,076	$133,524	$119,758	$316,358

Alexis A. Thompson, M.D., M.P.H.(10)	$41,417	$352,494	$341,697	$735,608
Wendy L. Yarno(11)	$67,500	$133,524	$119,758	$320,782

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2021, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the directors upon the vesting or settlement of the RSUs, or the sale of the common stock underlying such awards.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    23

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock options granted during 2021, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the directors upon the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)	Mr. Brown held stock options to purchase an aggregate of 86,947 shares of common stock and 3,600 RSUs as of December 31, 2021.
(4)	Mr. Morrison held stock options to purchase an aggregate of 93,347 shares of common stock and 3,600 RSUs as of December 31, 2021.
(5)	Mr. Patrick held stock options to purchase an aggregate of 11,472 shares of common stock and 3,600 RSUs as of December 31, 2021.
(6)	Mr. Perry held stock options to purchase an aggregate of 33,347 shares of common stock and 3,600 RSUs as of December 31, 2021.
(7)	Dr. Pierce held stock options to purchase an aggregate of 78,347 shares of common stock and 3,600 RSUs as of December 31, 2021.
(8)	Dr. Pizzo held stock options to purchase an aggregate of 63,347 shares of common stock and 3,600 RSUs as of December 31, 2021.
(9)	Ms. Svoronos held stock options to purchase an aggregate of 48,347 shares of common stock and 3,600 RSUs as of December 31, 2021.
(10)

Dr. Thompson joined the Board of Directors in March 2021. Dr. Thompson held stock options to purchase an aggregate of 12,612 shares of common stock and 8,108 RSUs as of December 31, 2021. Dr. Thompson received an initial stock option and RSU grant and a pro-rata portion of the annual stock option and RSU grant based on the time between when she joined the Board of Directors and our 2021 annual meeting of stockholders.

(11)	Ms. Yarno held stock options to purchase an aggregate of 63,347 shares of common stock and 3,600 RSUs as of December 31, 2021.

24    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly known as a “Say-on-Pay” vote.

Stockholders may also abstain from voting. This Say-on-Pay vote is not intended to address any specific element of the compensation of our named executive officers, but rather the overall executive compensation of our named executive officers and our overall executive compensation program, philosophy, policies and practices as described in this Proxy Statement.

As described in this Proxy Statement, we believe the compensation of our named executive officers and our executive compensation program, philosophy, policies and practices are appropriate, and enable us to attract, motivate and retain top-performing executive officers, including our named executive officers, while aligning the long-term interests of our executive officers with the long-term interests of our stockholders. Accordingly, we ask our stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.

Required Vote

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

This Say-on-Pay vote is advisory; therefore, it is not binding on the Company, our Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee will consider the result of this year’s vote in reviewing and determining the compensation of our named executive officers in the future because we value the opinions of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS, “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    25

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2022. Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. We request such ratification, however, as a matter of good corporate practice. The ratification of the selection of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of KPMG LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain KPMG LLP.

The following table shows information about fees billed to the Company by KPMG LLP for the fiscal years ended December 31, 2021 and 2020:

Fees billed by KPMG LLP	2021	2020

Audit Fees(1)	$1,466,926	$1,285,190

Audit Related Fees	—	—

Tax Fees(2)	$ 77,941	$ 287,533

All Other Fees	—	—

Total	$1,544,867	$1,572,723

(1)

Audit fees of KPMG LLP for the years ended December 31, 2021, and 2020 were for professional services rendered for the audits of our financial statements, including reviews of quarterly financial statements and professional services rendered in connection with our automatic registration statements. The fees for 2021 include services associated with comfort letters for the at-the-market financing in September 2021 and convertible debt financing in December 2021.

(2)

Tax fees consist of fees billed for permissible tax services in connection with tax compliance, tax advice and tax planning. The fees for 2021 and 2020 include services associated with our European subsidiaries

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of our independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by KPMG LLP during fiscal years 2021 and 2020 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2022.

26    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Audit Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Audit Committee of the Board of Directors, or Audit Committee, has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission, or SEC, and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at www.gbt.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2021, with the Company’s management and KPMG LLP. In addition, the Audit Committee has discussed with management, and with KPMG LLP, with and without management present, their evaluation of the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures from KPMG LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2021.

The Audit Committee and the Board of Directors have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE

SCOTT W. MORRISON, CHAIR

DEVAL L. PATRICK

MARK L. PERRY

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    27

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of March 31, 2022.

Name	Age	Position

Ted W. Love, M.D.	63	President, Chief Executive Officer and Director

Jeffrey Farrow	60	Chief Financial Officer

Jung E. Choi	52	Chief Business and Strategy Officer

Nazila Habibizad	59	EVP, Operations

David L. Johnson	53	Chief Commercial Officer

Carrie Krehlik	54	Chief Human Resources Officer

Kim Smith-Whitley, M.D.	61	EVP, Head of Research and Development

Tricia Suvari, Esq.	61	Chief Legal Officer

Executive Officers

The biographies of our executive officers, other than Dr. Love, whose biography is set forth above, appear below.

Jeffrey Farrow has served as our Chief Financial Officer since April 2016. Mr. Farrow previously served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 where he was part of the team responsible for the successful regulatory approval and commercial launch of RAVICTI® for the treatment of urea cycle disorders. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

Jung E. Choi has served as our Chief Business and Strategy Officer since April 2015. From April 2014 to March 2015, Ms. Choi served as senior vice president, corporate development for InterMune, Inc., a biotechnology company (acquired by Roche Holding AG in 2014), and served as an adviser on strategy and business development to InterMune from March 2013 to April 2014. Prior to joining InterMune, from February 2011 to March 2013, Ms. Choi led corporate and business development for Chimerix, Inc., a biopharmaceutical company, as a consultant and senior vice president, corporate development. Prior to that, from August 2001 to August 2010, Ms. Choi held various management positions at Gilead Sciences, Inc., a biopharmaceutical company, including leadership of business development, licensing, and mergers and acquisition activities. During her tenure at Gilead Sciences, Ms. Choi built and oversaw the corporate development group, and led the U.S. commercial launch of Hepsera® for the treatment of the hepatitis B virus. Ms. Choi holds a B.A. in human biology and an M.B.A. from Stanford University.

Nazila Habibizad has served as our Executive Vice President, Operations since March 2022, and she previously served as our Senior Vice President, Operations from October 2019 to March 2022, and our Vice President, Technical Operations from January 2016 to October 2019. Prior to the Company, she worked at Onyx Pharmaceuticals (acquired by Amgen) from March 2010 to December 2015, where she held roles of increasing responsibility, the most recent being senior director of CMC analytical. At Onyx, she played a critical role in the NDA submission, approval and global commercialization of Kyprolis. Prior to that, she held positions at Proteolix and Alza Corporation (acquired by Johnson & Johnson). Ms. Habibizad has particular expertise in CMC and a track record leading key activities and teams in product development from initial concept through commercialization across multiple global marketed products, including Concerta and Invega. She earned a B.S. in chemistry from the University of California, Berkeley.

David L. Johnson has served as our Chief Commercial Officer since March 2018. From October 2003 until February 2018, Mr. Johnson served in roles of increasing responsibility in the commercial organization at Gilead Sciences, Inc., a biopharmaceutical company, ultimately as vice president, sales and marketing, for Gilead’s Liver Disease Business Unit. At Gilead, Mr. Johnson was responsible for the commercial launch of Gilead’s hepatitis C treatments Sovaldi®, Harvoni®, Epclusa® and Vosevi®, hepatitis B treatment Vemlidy®, and HIV treatments Complera® and Stribild®. Prior to Gilead, from April 1992 to September 2003, Mr. Johnson served in various roles in sales, product marketing, business development, global commercial strategy and portfolio development at GlaxoSmithKline PLC, a British pharmaceutical company.

28    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Mr. Johnson holds a B.A. in business marketing from the University of Puget Sound and an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

Carrie Krehlik has served as our Chief Human Resources Officer since August 2021. Prior to the Company, she served as senior vice president and chief human resources officer for Adicet Bio from November 2017 to May 2021, where she established the people strategy for the company as it initiated its first-in-human phase 1 trial of the company’s lead allogeneic CAR gamma-delta T cell therapy. Before that, Ms. Krehlik served as a senior consultant at Blue Beyond Consulting, LLC from July 2016 until November 2017, and was vice president, human resources at ZS Pharma (acquired by AstraZeneca) from July 2015 to June 2016. Prior to that, Ms. Krehlik was vice president of human resources of Hyperion Therapeutics, LLC (acquired by Horizon Pharma) from April 2015 until June 2015. From December 2012 until March 2015, she served as vice president, human resources at InterMune, Inc. (acquired by Roche Holding AG) where she was responsible for designing and implementing the culture and talent strategies at a time of rapid organizational expansion in preparation for the U.S. commercial launch of Esbriet®. Previously, she held global management positions at Ericsson’s Internet Protocol and Broadband Business, Applied Biosystems and SAP. Ms. Krehlik received a B.S. in business administration from Miami University of Ohio, and an M.B.A. in international studies from San Francisco State University.

Kim Smith-Whitley, M.D., has served as our Executive Vice President and Head of Research and Development since May 2021. Most recently, she was the Clinical Director of Hematology and Director of the Comprehensive Sickle Cell Center at Children’s Hospital of Philadelphia (CHOP) from 1995, where she continues to see patients on a part-time basis. Dr. Smith-Whitley’s clinical work has centered on program development and clinical initiatives to support evidence-based clinical care. Her research has focused on sickle cell disease, specifically pulmonary complications, transfusion-related complications and health care utilization. She has served as principal investigator for several federally- and industry-funded clinical research studies including several clinical trials related to pain prevention and curative therapies. She is a former chief medical officer of the Sickle Cell Disease Association of America (SCDAA), where she has continued to serve as a member of the board of directors since September 2016. She has received numerous awards recognizing her expertise in teaching, advocacy and clinical care including the Master Clinician Awards at both CHOP and the University of Pennsylvania’s Perelman School of Medicine, where she has been a Professor of Pediatrics since 1996. Dr. Smith-Whitley received her M.D. from George Washington University and completed her postgraduate training at the Children’s National Medical Center and CHOP.

Tricia Suvari, Esq., has served as our Chief Legal Officer since October 2016. From 2000 until 2009, Ms. Suvari served in several senior roles at CV Therapeutics, Inc., a biopharmaceutical company (acquired by Gilead Sciences, Inc. in 2009), ultimately as senior vice president, general counsel and chief compliance officer. Prior to CV Therapeutics, from 1991 until 2000, she served as corporate counsel at Genentech, Inc., in increasingly senior roles. From February 2012 until July 2016, Ms. Suvari served as a vice president and general counsel at the non-profit Peninsula Open Space Trust, and from early 2011 to February 2012 she served as an independent consultant to biopharmaceutical companies. Ms. Suvari earned her Bachelor of Sciences degree in Geology and Geophysics from Yale University and her J.D. degree from Harvard Law School.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program and the 2021 compensation for: (i) each individual who served as our principal executive officer during 2021; (ii) each individual who served as our principal financial officer during 2021 and (iii) our three most highly compensated executive officers during 2021 other than the individuals set forth above in clauses (i) and (ii), all of whom we refer to collectively as our named executive officers, or NEOs. This CD&A should be read with the compensation tables and accompanying narrative disclosures for our NEOs.

Our NEOs for 2021 were as follows:

•	Ted W. Love, M.D., our President and Chief Executive Officer, or CEO;

•	Jeffrey Farrow, our Chief Financial Officer;

•	Jung Choi, our Chief Business and Strategy Officer;

•	David L. Johnson, our Chief Commercial Officer; and

•	Kim Smith-Whitley, M.D., our Executive Vice President, Head of Research and Development.

Executive Summary

Overview

We are a biopharmaceutical company driven by our mission to discover, develop and deliver life-changing treatments that provide hope to underserved patient communities, starting with sickle cell disease, or SCD. Founded in 2011, our goal is to transform the treatment and care of SCD, a lifelong, devastating inherited blood disorder that is marked by red blood cell destruction and occluded blood flow and hypoxia, which leads to anemia, stroke, multi-organ failure, severe pain crises and shortened patient life span. SCD is also marked by a historical lack of understanding, investment and attention. Although the fundamental cause of SCD has been understood for decades, therapeutic innovation and access to care have historically lagged compared to many other rare diseases.

In the fourth quarter 2019, we became a commercial-stage company with the U.S. launch of our first medicine, Oxbryta® (voxelotor). We have since obtained additional regulatory approvals for Oxbryta in the United States and other geographies, increased our footprint in Europe and advanced our robust research and development pipeline focused on the discovery and development of novel therapeutic approaches for SCD.

Oxbryta, an oral therapy taken once daily, is the first and only treatment approved by the U.S. Food and Drug Administration, or FDA, that directly inhibits sickle hemoglobin, or HbS, polymerization, the root cause of the sickling and destruction of red blood cells in SCD. Oxbryta was granted accelerated approval by the FDA in November 2019 for the treatment of SCD in adults and children 12 years of age and older. Since its initial approval, we have continued to grow Oxbryta commercially despite the impact of the COVID-19 pandemic. For the year ended December 31, 2021, we recognized Oxbryta net revenues of $194.7 million, a 57% increase as compared to the $123.8 million we recognized for the year ended December 31, 2020.

We have also been working to expand Oxbryta’s reach to patients at younger ages as we believe early intervention is critically important for SCD patients. In December 2021, the FDA approved the expansion of Oxbryta’s indication for the treatment of SCD to children as young as 4 years of age. The FDA also approved Oxbryta tablets for oral suspension, a dispersible, once-daily tablet dosage form suitable for patients ages 4 to less than 12 years as well as for older patients who have difficulty swallowing whole tablets. We made the new dosage form available to patients in January 2022. We will continue to study Oxbryta in patients as young as 6 months old as we look to potentially further expand access to Oxbryta.

Worldwide, there are millions of people living with SCD, which occurs predominantly in populations of African, Middle Eastern and South Asian descent and has an estimated global incidence of 250,000 to 300,000 births annually. Our goal is to execute a thoughtful and sustainable approach that considers distribution and funding options to potentially provide access to our products globally, including in sub-Saharan Africa and India. Across our current focus areas of the United States, Europe, the Gulf Cooperation Council, or GCC, region of the Middle East, and Latin America, we believe there is an opportunity to bring Oxbryta to more than 350,000 people living with SCD in the next several years.

30    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

In January 2021, the European Medicines Agency, or EMA, accepted for review our Marketing Authorization Application, or MAA, seeking full marketing authorization of Oxbryta, and, in February 2022, the European Commission, or EC, approved our MAA for Oxbryta for the treatment of hemolytic anemia (which is low hemoglobin due to red blood cell destruction) due to SCD in adult and pediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide (hydroxyurea). Such authorization includes all Member States of the European Union, as well as the additional Member States of the European Economic Area (Iceland, Liechtenstein and Norway). In addition, we have submitted an application to the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom for a Great Britain Marketing Authorisation using the EC Decision Reliance Procedure.

Under the exclusive agreement with our distribution partner, Biopharma-Middle East and Africa, or Biopharma-MEA, we have continued to advance efforts to expand access to Oxbryta in the six countries that make up the GCC region (Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, and the United Arab Emirates, or UAE). In the GCC, the U.S. approval of Oxbryta can be referenced to allow access to the medicine while health authorities conduct their reviews. In the third quarter of 2021, we were granted marketing authorization for Oxbryta by the Ministry of Health and Prevention (MOHAP) in the UAE for the treatment of SCD in adults and children 12 years of age and older, making the UAE the first country outside of the U.S. to grant regulatory approval of Oxbryta.

We have ongoing and planned clinical trials in multiple countries to further evaluate the safety and efficacy of Oxbryta, and we are engaged in other research and development activities beyond Oxbryta. Our product pipeline includes inclacumab, a P-selectin inhibitor, which is a clinically validated target in SCD, known to reduce the incidence of vaso-occlusive crises, or VOCs, and our next generation hemoglobin polymerization inhibitor, GBT021601, or GBT601. In addition, our drug discovery team is working on new targets to develop the next generation of treatments for SCD.

As part of our efforts to expand our pipeline, we have entered into in-license and collaboration agreements and regularly evaluate opportunities to in-license, acquire or invest in new business, technology or assets or engage in related discussions with other business entities. For example, in March 2021, we entered into a license agreement with Sanofi S.A., or Sanofi, to exclusively in-license worldwide rights to two early-stage research programs in SCD: one that pursues a novel anti-sickling mechanism and another that leverages a new approach to reduce inflammation and oxidative stress.

Overall, our business model is aligned with our social purpose, which is centered on highlighting the disparities and inequalities of people living with SCD. This includes helping to address these issues through education, support of and engagement with the SCD community, as well as charitable giving, such as through The GBT Foundation we established in 2021. We believe that fostering a values-driven culture, developing and supporting our people, and creating a more diverse, equitable and inclusive environment for our employees can help us to better deliver for SCD patients.

We had 457 full-time employees globally as of December 31, 2021.

Corporate Performance Highlights

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2021 corporate performance are set forth below.

•	Commercial and Regulatory

✔

In 2021, we continued to execute the commercial launch of Oxbryta in the United States, leveraging our field team and GBT Source Solutions®, our comprehensive patient support program, to educate healthcare professionals, or HCPs, payors and other stakeholders about Oxbryta. We recognized Oxbryta net revenues of $194.7 million for the year ended December 31, 2021, a 57% increase over the $123.8 million we recognized for the year ended December 31, 2020, despite the continuing impact of the COVID-19 pandemic.

✔

In January 2021, we received acceptance for review from the EMA of Oxbryta’s MAA seeking full marketing approval to treat hemolytic anemia in patients with SCD 12 years of age and older. The EMA previously included Oxbryta in its Priority Medicines (PRIME) scheme, and the EC designated Oxbryta as an orphan medicinal product for the treatment of patients with SCD.

✔	In June 2021, Oxbryta became the first and only SCD treatment to receive the Promising Innovative Medicine (PIM) designation from the MHRA in the United Kingdom.

✔	In July 2021, we launched in the United States the first branded direct-to-consumer television advertising campaign in SCD to educate and empower patients.

✔

In September 2021, we submitted and received validation of an application for approval of Oxbryta tablets in the UAE and we were granted marketing authorization for Oxbryta by the MOHAP in the UAE for the treatment of SCD in adults and children 12 years of age and older, making the UAE the first country outside of the U.S. where Oxbryta was approved.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    31

✔

In December 2021, the FDA granted accelerated approval for Oxbryta for the treatment of SCD in children ages 4 to less than 12 years. Concurrently, the FDA approved a new formulation for Oxbryta tablets for oral suspension, a dispersible, once-daily tablet dosage form suitable for patients ages 4 to less than 12 years as well as for older patients who have difficulty swallowing whole tablets.

✔

In December 2021, the EMA’s Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending marketing authorization for Oxbryta as monotherapy or in combination with hydroxycarbamide (hydroxyurea). During 2021, we initiated expanded access programs in France, Germany and the UK. In France, Oxbryta was granted Temporary Authorization for Use (cATU), providing early access to patients; in Germany, a compassionate use program for Oxbryta was approved by the Federal Institute for Drugs and Medical Devices (BfArM); and in the UK, Oxbryta was provided on a named patient basis.

•	SCD Community

✔

In June 2021, we awarded approximately $450,000 to U.S. community-based organizations and institutions as part of our 2021 Access to Excellent Care for Sickle Cell Patients (ACCEL) Grant Program. The program provides support to accelerate the development of sustainable access-to-care programs for people living with SCD.

✔

In September 2021, we launched The GBT Foundation, a 501(c)(3) organization and source of charitable giving that will work to improve the health and well-being of underserved patient communities around the world. Its mission is to fund programs that will support people within the SCD community and beyond through education, empowerment, improved healthcare access and enhanced health equity.

✔

In December 2021, we provided a grant of $400,000 in support of The ASH Research Collaborative (ASH RC) Data Hub Sickle Cell Disease program. With the Data Hub SCD program, the ASH RC seeks to advance research and outcomes for people living with SCD by expanding its current data collection of real-world, research-grade data to include more than half of people living with SCD in the United States. We were the first biopharmaceutical company to provide the ASH RC with financial support.

•	Medical Meeting Presentations and Publications

✔

In April 2021, the complete 72-week results from the Phase 3 HOPE Study of Oxbryta were published in The Lancet Haematology. The results showed significant and sustained improvement in hemoglobin levels, reduction in hemolysis and improved overall health status in patients treated with Oxbryta.

✔

In June 2021, we presented six abstracts at the EHA 2021 Virtual Congress, including an oral session presentation on the first reporting of results from the Phase 2a HOPE-KIDS 1 Study in children with SCD ages 4 to 11 years treated with Oxbryta, which showed improvements in hemoglobin and hemolysis in these patients. In addition, results from two real-world evidence studies of Oxbryta were presented that showed sustained improvements in hemoglobin with Oxbryta treatment, consistent with results from the Phase 3 HOPE Study.

✔

In December 2021, we presented six abstracts related to our SCD programs at the American Society of Hematology (ASH) Annual Meeting & Exposition, including additional data on the real-world experience with Oxbryta, long-term data from the open-label extension of the Phase 3 HOPE trial, initial data from the Phase 1 trials of GBT601 in healthy volunteers and SCD patients, and an analysis of data from the Phase 1 trial of inclacumab in healthy volunteers.

•	Clinical and Research & Development

✔

In January 2021, we began enrolling patients in our pediatric expanded access protocol, or EAP, which provided access to Oxbryta in the United States prior to approval for children ages 4 to less than 12 years with SCD who had no alternative treatment options and were ineligible to participate in clinical trials of Oxbryta.

✔

In March 2021, we entered into an agreement with Sanofi to exclusively in-license worldwide rights to two early-stage research programs in SCD: one that pursues a novel anti-sickling mechanism and another that leverages a new approach to reduce inflammation and oxidative stress.

✔	In the second quarter of 2021, we initiated the RETRO and PROSPECT data registries to enable deeper understanding of Oxbryta’s long-term efficacy and safety.

✔

In July 2021, we initiated two global, randomized, placebo-controlled, pivotal Phase 3 trials of inclacumab: one study is a chronic prevention study with an endpoint of the reduction in VOCs over a 48-week treatment period, and the other study is focusing on hospital readmissions with an endpoint of the reduction of the rate of readmission to hospitals for VOC within 90 days following an initial hospitalization for VOC.

✔

In the fourth quarter of 2021, we announced positive results from the Phase 1 trials of GBT601 in healthy volunteers and SCD patients. We believe these results provide proof of concept that we can achieve average hemoglobin occupancy greater than 30% and improvements in hematologic parameters in SCD patients with a daily dose of less than 500 mg and support further development of GBT601.

32    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

•	Corporate

✔

In March 2021, Alexis A. Thompson, M.D., M.P.H., a world-renowned hematologist and SCD expert, was appointed to our Board of Directors. Dr. Thompson, who brings decades of experience in clinical research, patient care, leadership and advocacy in hematology, also serves on our Board’s Research and Development Committee.

✔

In May 2021, Kim Smith-Whitley, M.D., a board-certified pediatric hematologist and global SCD thought leader and advocate, joined us as executive vice president and head of research and development and a member of our senior management team. Dr. Smith-Whitley was most recently clinical director of hematology and director of the Comprehensive Sickle Cell Center at Children’s Hospital of Philadelphia, where she continues to see patients on a part-time basis.

✔

In August 2021, Carrie Krehlik, a results-oriented leader with experience leading teams in large-, mid-, and small-market multi-national companies, joined us as chief human resources officer. Prior to the Company, she most recently served as senior vice president and chief human resources officer for Adicet Bio, Inc., where she established the people strategy for the company.

✔

In October 2021, the Company and Oxbryta received the prestigious 2021 Prix Galien USA award for “Best Biotechnology Product” from The Galien Foundation. Oxbryta was selected among 19 nominees by a committee of 12 leaders from the biotech industry and academia, including five Nobel Laureates.

✔

In December 2021, we issued an aggregate of $345.0 million aggregate principal amount of 1.875% convertible senior notes due 2028 in a private placement and we entered into an Amended and Restated Loan Agreement with funds managed by Pharmakon Advisors LP, under which we increased our previous term loans by $100 million to a total of $250 million. We ended the year with a strong balance sheet with cash, cash equivalents, and marketable securities totaling $734.8 million.

Impact of COVID-19

In March 2020, the Centers for Disease Control and Prevention, or CDC, declared a global pandemic related to SARS-CoV-2, the virus that causes coronavirus disease 2019, or COVID-19. The pandemic has impacted our business, including our commercialization of Oxbryta and our research and development activities, like many others in the biotech industry. For example, we have seen a significant decrease in weekly new patient prescriptions for Oxbryta from a peak in early March 2020, and we expect the rate of new patient prescriptions may remain lower depending on the course of the pandemic. The SCD community has been determined to be a COVID-19 at-risk patient population, and we believe that the reduction in weekly new patient prescriptions has been primarily due to the reduction in patient visits (both in-person and virtual) to HCPs. While we have resumed most of our operations that were temporarily paused at the beginning of the pandemic, our approach in some cases has changed to adapt to the new environment, such as the increased use of digital and internet-based education and outreach to engage with HCPs and payors, and we have continued to see a negative impact on enrollment of our clinical trials that we believe is related to the COVID-19 pandemic.

Despite the impact of COVID-19, we continued to successfully execute on the launch of Oxbryta in 2021, with approximately 3,500 new prescriptions written for Oxbryta, the net number of patients on Oxbryta increasing each quarter and net sales of $194.7 million for the year, the second full year of the Oxbryta launch. Additionally, while the COVID-19 pandemic has had a significant impact on our Company, including throughout 2021, we did not make any changes to our 2021 corporate goals under our short-term cash incentive compensation program, including our 2021 revenue goal.

Overview of Executive Compensation Program

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary goals:

•	attract, motivate and retain top-performing executive officers;

•	establish compensation opportunities that are competitive and reward performance; and

•	align the interests of our senior executives with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our executive compensation program is designed to be reasonable and competitive, and balance our goal of attracting, motivating, rewarding and retaining top-performing senior executives with our goal of aligning their interests with those of our stockholders. The Compensation Committee evaluates our executive compensation program annually to ensure that it is consistent with our short-term and long-term goals and the dynamic nature of our business.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    33

Our executive compensation program consists of a mix of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of annual cash bonuses, which focus on our achievement of annual corporate goals. We also provide long-term incentive compensation opportunities in the form of equity awards, including stock options, time-based RSUs and periodic performance-based RSUs, or PSUs.

We believe that stock options provide a strong reward for growth in the market price of our common stock because their entire value depends on future stock price appreciation. We believe RSUs and PSUs, which are subject to vesting conditions tied to our stock price, also reward growth in the market price of our common stock because they derive additional value from future stock price appreciation, and they are less dilutive to our stockholders because they require fewer shares than stock options. We also believe PSUs that are subject to vesting conditions that are tied to total shareholder return, commercial performance or other performance measures are also aligned with stockholder interest as they reward performance that we believe will be reflected by growth in the market price of our common stock. In addition, we believe that the multi-year vesting requirements applicable to stock options and RSUs, as well as the additional time-based vesting requirements applicable to our PSUs, encourage retention because our senior executives are incentivized to remain employed through the applicable vesting or performance periods. We also have executive share ownership guidelines to further support our effort to align the interests of our executive officers and stockholders.

Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices.

34    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

What We Do:	What We Don’t Do:

✔  Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

✔  Retain an Independent Compensation Advisor. The Compensation Committee engages its own compensation advisor to provide information and analysis related to annual executive compensation decisions, including the 2021 executive compensation decisions, and other advice on executive compensation independent of management.

✔  Review Executive Compensation Annually and Related Risk Assessment. The Compensation Committee annually reviews our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes. The Compensation Committee also reviews, on an annual basis, our compensation-related risk profile.

✔  Emphasize At-Risk Compensation. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

✔  Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance and includes a significant long-term equity component, thereby making a substantial portion of each executive officer’s total compensation dependent upon our stock price and/or total stockholder return.

✔  Stock Ownership Policy to Align Executives and Board with Stockholder Interests. We maintain a stock ownership policy for our executive officers (and non-executive members of our senior management team), as well as the non-employee members of our Board of Directors, which requires each of them to maintain ownership of a predetermined amount of our common stock.

✔  Clawback Policy. In March 2021, we adopted a compensation recovery, or clawback, policy under which cash-and equity-based incentive compensation of our CEO and other executive officers may be recovered by us under certain circumstances in the event of a financial restatement.

✔  Ongoing Stockholder Outreach and Engagement. We proactively engage with our stockholders to solicit and consider their feedback regarding our Board governance and executive compensation programs and policies to better understand investor viewpoints and inform discussions in the boardroom.

✔  Use Double Trigger Change-in-Control Protection. Change-in-control payments and benefits to our executive officers occur only upon a qualifying termination of employment in connection with a change in control of the Company, not merely upon a change in control.

✘  No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

✘  Limited Perquisites. We do not view perquisites as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites to our executive officers, including our NEOs, except for limited travel stipends or limited housing and travel reimbursements for recruitment and retention purposes.

✘  No Special Health and Welfare Benefits. Our executive officers, including our NEOs, participate in our health and welfare benefits programs on the same basis as our other employees.

✘  No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.

✘  No Hedging or Pledging Our Equity Securities. We prohibit our executive officers and non-employee members of our Board of Directors from hedging or pledging our securities.

✘  No Stock Option Re-Pricing. Our equity compensation plans do not permit stock options to be repriced to a lower exercise or strike price without the approval of our stockholders.

“Say-on-Pay” Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, we held a non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay” vote), which received the support of approximately 45% of the votes cast. This was significantly lower than the support of the greater than 97% of the votes cast in each of the two years prior to 2020 and the approximately 78% of the votes cast in 2020. To better understand the results and solicit stockholder feedback, we increased our stockholder engagement efforts, conducting formal outreach before and after our 2021 annual meeting. In particular, in 2021, we reached out to our 24 largest institutional stockholders, with aggregate holdings of more than 70% of our outstanding shares (as of September 30, 2021), to discuss our corporate strategy, governance, executive compensation program and practices

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    35

as well as our environmental, social and governance, or ESG, accomplishments and policies. During this outreach, we solicited feedback on these topics and ensured that our Board of Directors and management had insight into the issues that are most important to our stockholders so that we can better understand our stockholders’ perspectives. As of April 1, 2022, we have held meetings with approximately 40% of the stockholders we contacted, which represents aggregate holdings of more than 50% of our outstanding shares (as of April 1, 2022). These meetings were led by our Chief Financial Officer, Chief Human Resources Officer, Chief Legal Officer, and Head of Corporate Communications and Investor Relations, with the chair of the Compensation Committee also participating in many of the meetings.

What We Heard During 2021 Outreach Concerns expressed by our stockholders regarding the following:

What We Did in Response

As a result of these stockholder discussions and through the Compensation Committee’s regular annual review process, the Committee determined to take the following actions to address the stockholder concerns:

Special PSU grants made in 2020, or 2020 PSUs, in particular with respect to their size and timing, as they were granted off-cycle and were in addition to our annual equity grants.

Our stockholders did, however, acknowledge the aggressive and aspirational performance metrics used for the 2020 PSUs, as well as the multi-year performance period, and understood the retentive value that the 2020 PSUs provided and their importance for continuity of management.

Did not make any special, discretionary or off-cycle equity awards to our executive officers and committed to not making such awards to our executive officers absent compelling circumstances where our compensation objectives cannot be achieved through our annual compensation program.

Special equity awards are not part of our regular executive compensation program, and we deem them to be extraordinary occurrences that should be highly targeted and used only in rare circumstances to address significant competitive pressures to retain our top critical executive talent. Our 2020 PSU grants were special equity awards granted off-cycle and in addition to our annual equity grants, and we will not repeat these special grants in 2022 and do not expect to repeat them beyond 2022, absent serious and extenuating circumstances that would render us unable to achieve our compensation objectives through our regular annual compensation program and only following shareholder outreach. We granted PSUs in 2021 on the same terms as the 2020 PSUs to a newly hired NEO to maintain compensation parity with our other NEOs (who received the 2020 PSUs), align the new NEO’s incentives with those of our stockholders and promote our retention objectives. The 2020 PSUs are also subject to meaningful and rigorous performance metrics based on aggressive escalating stock price hurdles that have not been met to date and that will only be met if our stock price appreciated significantly, creating a catalytic event for our stockholders. We believe that the use of such performance metrics in these special equity awards directly aligns with stockholder value creation and our compensation philosophy to pay only for demonstrable performance. The performance period for the achievement of the stock price hurdles is four years, with the vesting of the 2020 PSUs more heavily weighted at higher stock price hurdles, thereby promoting long-term value creation. Once a stock price hurdle is met, 50% of the 2020 PSUs allocated to that tranche vest, while the remaining 50% vest on the first anniversary of the date such stock price hurdle was achieved, subject to continued service through such vesting date. We believe that the inclusion of this extended vesting requirement fosters retention that is crucial for business continuity and further aligns with our stockholder interests.

Support for the inclusion of performance-based equity awards in our executive compensation program and encouragement for a greater use of performance-based equity in the development of such program.

Included a significant performance-based equity component in the form of PSUs in our 2022 equity awards for our executive officers to further incentivize long-term corporate performance, advance our business strategy and better align their interests with those of our stockholders. For 2022, we have incorporated performance-based equity awards into our long-term incentive compensation opportunities, with the equity awards allocated in one-third increments among options, time-based RSUs and PSUs. The 2022 PSUs are milestone based and will be earned 50% based on relative total stockholder return and 50% based on patient market share, each measured over a three-year performance period beginning on January 1, 2022. The type and amount of the 2022 annual equity awards were determined by the Compensation Committee after considering the recommendation of its compensation consultant to align such awards with peer practices and determining that the total value of the 2022 equity awards were within similar ranges as those made in prior years, not taking into account the value of off-cycle PSU awards granted in 2020.

36    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

What We Heard During 2021 Outreach Concerns expressed by our stockholders regarding the following:

What We Did in Response

As a result of these stockholder discussions and through the Compensation
Committee’s regular annual review process, the Committee determined to take the following actions to address the stockholder concerns:

Whether we were benchmarking our compensation against an appropriate peer group.

Explained how we define and utilize a peer group for purposes for setting compensation, including the timelines for this work. We highlighted how we revised the peer group used for setting 2021 compensation in December 2020, following a decrease in our market capitalization that moved us significantly below the median of the peer group originally approved by the Compensation Committee in June 2020. With the assistance of Compensia, the Compensation Committee re-evaluated our peer group using the same criteria as for the prior update, and established a more suitable group of peer companies for 2021. The Compensation Committee has also moved the timing on which it establishes the peer group for the following year from mid-year to closer to the end of the year to help avoid the potential for adopting a peer group that needs interim refreshment.

Alignment of pay with performance, especially with respect to our CEO’s compensation.

Targeted 2021 CEO cash compensation at the 50th percentile of our compensation peer group and equity compensation at the 75th percentile of our peer group, in each case based on the revised peer group, which resulted in a lower aggregate total value for the equity awards in 2021 as compared to 2020 ($6,958,000 in 2021 versus $9,409,000 in 2020). We believed that targeting equity compensation at the 75th percentile of our peer group was necessary and appropriate in light of the competitive environment for senior executive leadership talent at such time and aligns executive compensation with shareholder interests.

Increased employee turnover

Implemented a “stay” bonus program for non-executive officers in November 2021 to promote retention by providing special, time-based cash bonuses and (at senior levels) equity awards, which vest over a two-year period.

None of our executive officers (including the NEOs) were eligible to participate in the “stay” bonus program.

Director “overboarding” (or being a member of a number of boards of directors that is seen as excessive)	Developed and implemented a practice requiring our non-employee directors to inform management when they join a new board of directors or take on another significant role (e.g., officer at a company) to mitigate potential overboarding issues and address any potential conflict of interest issues. Based on the current commitments of the members of our Board of Directors, we do not believe that there are any concerns with the ability of our current directors to perform their duties and believe that their varied experiences, skills and diversity contribute greatly to the Company.

In March 2021, the Compensation Committee strengthened our corporate governance by adopting a clawback policy, in addition to the stock ownership policy we previously adopted in March 2020. In addition, we have increased our focus on ESG, including diversity, equity and inclusion, initiatives, including conducting a gender pay equity analysis on an annual basis.

We are committed to continuing our ongoing engagement with our stockholders on matters of executive compensation and corporate governance. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, when needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.

As we value the opinions of our stockholders, our Board of Directors and the Compensation Committee will continue to consider the feedback received throughout the year, including when making future compensation decisions for our executive officers. In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future Say-on-Pay votes held at our 2018 Annual Meeting of Stockholders, we intend to continue holding an annual Say-on-Pay vote. Our next Say-on-Pay vote following the annual meeting to which this Proxy Statement relates will be held at the 2023 Annual Meeting.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    37

Governance of Executive Compensation Program

Role of the Compensation Committee and our Board of Directors

The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our NEOs. The Compensation Committee oversees and evaluates our compensation and benefits policies generally, and the compensation plans, policies and practices applicable to our CEO and other executive officers. As described below, the Compensation Committee retains a compensation consultant to provide support in its review and assessment of our executive compensation program.

In addition, during 2021, pursuant to our Amended and Restated Equity Award Grant Policy, or Equity Award Grant Policy, the Compensation Committee delegated to a committee comprised of our CEO and another executive officer (which in practice has generally been our Chief Human Resources Officer), or the Equity Grant Committee, the authority to approve grants of equity awards to certain non-executive employees, subject to certain parameters, under the 2015 Plan and any other equity compensation plan that the Compensation Committee or our Board of Directors may determine to be subject to the policy, excluding our 2017 Inducement Equity Plan, or 2017 Inducement Plan. See “Other Compensation Policies and Practices—Equity Award Grant Policy.”

At the beginning of the year, the Compensation Committee reviews and approves the primary elements of compensation—base salary increases, annual cash bonus payments, target annual cash bonus opportunities and annual equity awards—for our CEO, and for all individuals at or above the level of Vice President who report directly to our CEO, which includes our other NEOs. In addition, the Compensation Committee may deem it advisable to review and approve subsequent compensation opportunities for our CEO and such other individuals.

Compensation-Setting Factors

When reviewing and approving the amount of each compensation element and the target total direct compensation opportunity for all individuals at or above the level of Vice President who report directly to our CEO, which includes our other NEOs, the Compensation Committee considers the following factors:

•	our performance against the annual corporate goals established by the Compensation Committee in consultation with management;

•

each executive officer’s skills, experience and qualifications relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•	the scope of each executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•

the performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance, ability to lead his or her department and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers, and our employee population in general, that aligns with our commitment to diversity, equity and inclusion;

•	our retention goals;

•	our financial performance relative to our compensation peer group;

•

the compensation practices of our compensation peer group and selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on competitive market data; and

•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decisions for each of our executive officers, including our NEOs. The Compensation Committee does not assign relative weights or rankings to these factors, and does not consider any single factor as determinative in the compensation of our executive officers. Rather, the Compensation Committee relies on its own knowledge and judgment in assessing these factors and making compensation decisions.

Role of Management

In discharging its responsibilities, the Compensation Committee works with management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, at the beginning of each year, our CEO reviews the performance of our other executive officers, including our other NEOs, based on our achievement of our annual corporate goals and each executive officer’s achievement of his or

38    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

her departmental and individual goals established for the prior year and his or her overall performance during that year. The Compensation Committee solicits and reviews our CEO’s recommendations for base salary increases, annual cash bonuses, target annual cash bonus opportunities, annual equity awards and any other compensation opportunities for our other executive officers, including our other NEOs, and considers our CEO’s recommendations in determining such compensation.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program. For 2021, the Compensation Committee engaged Compensia, a national compensation consulting firm, as its compensation consultant to advise on executive compensation matters, including:

•	a review and analysis of the compensation for our executive officers, including our NEOs;

•	a review and analysis of the compensation for the non-employee members of our Board of Directors;

•	a review and input on the Compensation Discussion and Analysis section of our proxy statement for our 2021 Annual Meeting of Stockholders;

•	a qualitative and quantitative assessment of our Say-on-Pay proposal;

•	an analysis of our original and year-to-date equity usage;

•	review, research, and updating of our compensation peer group;

•	an evaluation of performance-based equity alternatives;

•	an analysis of competitive market compensation practices for certain executive positions;

•	a compensation-related risk assessment;

•	an analysis of a total equity budget and equity grant guidelines for the coming year;

•	an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and

•	support on other compensation matters as requested throughout the year.

Compensia reports directly to the Compensation Committee and to the chair of the Compensation Committee. Compensia also coordinates with our management for data collection and job matching for our executive officers. Compensia did not provide any other services to us in 2021, with the exception of guidance with respect to the “stay” bonus program instituted in 2021 for non-executive employees that was provided with the knowledge and consent of the chair of the Compensation Committee. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the relevant NASDAQ and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Role of Market Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of public biotechnology and pharmaceutical companies that are similar to us in terms of market capitalization, stage of development, geographical location and number of employees. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to our peer group if necessary, taking into account changes in both our business and our peer companies’ businesses.

In June 2020, the Compensation Committee, with the assistance of Compensia, reviewed our compensation peer group to determine our peer group for 2021. The Compensation Committee considered our then estimated revenues in 2021, the increase in our market capitalization and headcount and the status of Oxbryta as a recently approved product in the United States, as reflected in the following criteria:

•	publicly traded companies headquartered in the United States;

•	companies in the biotechnology and pharmaceutical sector;

•	similar estimated revenues in 2021—less than $1.1 billion and up to 2.5x our projected 2021 revenue;

•

similar market capitalization—within a range of approximately 0.33x to approximately 3.0x our then-current market capitalization of approximately $4.8 billion (approximately $1.6 billion to approximately $14.5 billion);

•	the stage of development of each company’s lead candidate as pending approval, approved or commercialized, and excluding candidates in the diagnostics and animal health fields;

•	companies with a focus on orphan drugs or rare disease indications; and

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    39

•	similar headcount—within a range of approximately 0.33x to approximately 3.0x our then-current headcount of 356 employees (approximately 120 to 1,100 employees).

Based on a review of the analysis prepared by Compensia, the Compensation Committee originally approved the updated compensation peer group below for 2021:

2021 Compensation Peer Group—Original

ACADIA Pharmaceuticals Acceleron Pharma Agios Pharmaceuticals Amarin Amicus Therapeutics bluebird bio	Blueprint Medicines Epizyme Exelixis FibroGen Immunomedics Insmed	Intercept Pharmaceuticals Nektar Therapeutics REGENXBIO Sage Therapeutics Sarepta Therapeutics Ultragenyx Pharmaceutical

In December 2020, in light of the sharp decline in our stock price starting in November 2020 (which had an impact on our market capitalization), the Compensation Committee, with the assistance of Compensia, reviewed the above compensation peer group to determine a more suitable group of peer companies for 2021. The Compensation Committee used the same criteria that it had considered in updating the peer group in June 2020 within a range of 0.33x to approximately 3.0x of our then-current market capitalization of approximately $2.7 billion (approximately $89 million to approximately $8.1 billion). Based on its review of the analysis prepared by Compensia, the Compensation Committee approved the revised compensation peer group below for 2021, which was only used in evaluating the 2021 annual base salary, target annual cash bonus opportunities and equity awards for our executive officers, including our NEOs.

2021 Compensation Peer Group—Revised

Acceleron Pharma Agios Pharmaceuticals Amarin Amicus Therapeutics bluebird bio Blueprint Medicines	Epizyme Exelixis FibroGen Insmed Intercept Pharmaceuticals Intra-Cellular Therapies	Ironwood Pharmaceuticals Nektar Therapeutics Pacira BioSciences REGENXBIO Sage Therapeutics Sorrento Therapeutics

The following chart illustrates that our market capitalization was at about the median against this revised compensation peer group as of the time Compensia prepared its final recommendation, using the median for the Company and the median for the peer group:

40    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

The Compensation Committee uses market data—from our compensation peer group and from the Radford Global Life Sciences Compensation survey—as one factor in evaluating whether the compensation for our executive officers is competitive in the market. The Compensation Committee also relies on its own knowledge and judgment in evaluating market data and making compensation decisions.

In September 2021, the Compensation Committee, with the assistance of Compensia, reviewed our compensation peer group to determine its continuing relevancy in the current economic environment. For this purpose, the Compensation Committee considered our then estimated revenues, the decrease in our market capitalization and headcount, as reflected in the following criteria:

•	publicly traded companies headquartered in the United States;

•	companies in the biotechnology and pharmaceutical sectors;

•	similar estimated revenues in 2021 over the past four quarters of approximately 0.25x to 2.5x our revenues during such period;

•

similar market capitalization—within a range of approximately 0.33x to approximately 3.0x our then-current market capitalization of approximately $2.0 billion (approximately $650 million to approximately $5.9 billion);

•	the stage of development of each company’s lead candidate as pending approval, approved or commercialized, and excluding candidates in the diagnostics and animal health fields;

•	companies with a focus on orphan drugs or rare disease indications; and

•	similar headcount to our headcount of approximately 0.33x to approximately 3.0x our then-projected 2021 headcount (approximately 160 to approximately 1,480 employees).

Based on a review of the analysis prepared by Compensia, the Compensation Committee approved the updated compensation peer group below for 2022 (which was not used to make any compensation decisions for 2021).

2022 Compensation Peer Group

Agios Pharmaceuticals Amarin Amicus Therapeutics bluebird bio Epizyme FibroGen	Insmed Intra-Cellular Therapies Ironwood Pharmaceuticals Karyopharm Therapeutics MacroGenics Nektar Therapeutics	Pacira BioSciences Revance Therapeutics REGENXBIO Sage Therapeutics Sorrento Therapeutics Zogenix

Primary Elements of Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses; and

•	long-term incentive compensation in the form of annual equity awards.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    41

We do not have a specific policy regarding the percentage allocation between short-term and long-term, or fixed and variable, compensation elements. The balance between these components may change from year to year based on corporate strategy, our corporate performance, market forces and our corporate objectives, among other considerations, but consistent with our philosophy of paying for demonstrable performance, our executive compensation program emphasizes “at-risk” pay over fixed pay. For example, in 2021, our CEO and other NEOs had the following target pay mix, with Dr. Smith-Whitley shown separately due to her PSU grant in 2021 (modeled on the 2020 PSU grants to other executives prior to her joining the Company):

Our executive officers, including our NEOs, are also eligible to participate in our standard employee benefit plans, such as our health and welfare benefits plans, our Amended and Restated 2015 Employee Stock Purchase Plan, or ESPP, and our 401(k) Plan on the same basis as our other employees. In addition, as described below, our executive officers, including our NEOs, are entitled to certain change-in-control severance payments and benefits and certain employment termination payments and benefits not in connection with a change in control pursuant to our Amended and Restated Severance and Change in Control Policy.

Base Salary

We pay base salaries to our executive officers, including our NEOs, as the fixed portion of their compensation to provide them with a reasonable degree of financial certainty, and to attract and retain top-performing individuals. At the time of hire, base salaries are determined for our executive officers, including our NEOs, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation Committee reviews the base salaries for our executive officers, including our NEOs, based on such factors to determine if an increase is appropriate. In addition, base salaries may be adjusted in the event of a promotion or significant change in responsibilities.

2021 Annual Base Salary

In January 2021, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs. The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Based on such review, the Compensation Committee approved the following base salaries for our NEOs, effective as of March 1, 2021:

NEO	2020 Annual Base Salary	2021 Annual Base Salary	Percentage Increase

Dr. Love	$670,000	$725,000	8%

Mr. Farrow	$460,000	$480,000	4%

Ms. Choi	$435,000	$465,000	7%

Mr. Johnson	$465,000	$480,000	3%

Dr. Smith-Whitley*	N/A	$510,000	N/A

*	Dr. Smith-Whitley commenced employment with us in May 2021. A discussion regarding the determination of her base annual salary is below.

Annual Base Salary for Dr. Smith-Whitley

The 2021 annual base salary for Dr. Smith-Whitley, who commenced employment with us in May 2021, was $510,000, and was determined through arm’s-length negotiation at the time she was hired. In determining such amount, the Compensation

42    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Committee considered, among other things, the prospective role and responsibility of Dr. Smith-Whitley, her qualifications and experience, and the competitive market for similar positions based on peer group data.

The actual base salaries paid to our NEOs in 2021 are set forth in the “2021 Summary Compensation Table” below.

Short-Term Incentive Compensation

We provide short-term incentive compensation opportunities to our executive officers, including our NEOs, in the form of annual cash bonuses to drive our short-term success. Our annual cash bonuses for 2021 were tied to the achievement of annual corporate and individual performance goals pursuant to our U.S. Cash Incentive Bonus Plan, as amended from time to time, or Cash Incentive Plan, and no adjustments were made in light of the COVID-19 pandemic or otherwise.

Target Annual Bonus Opportunities

A target annual cash bonus opportunity is determined for each of our executive officers, including our NEOs, at the beginning of each year, by reference to then applicable Cash Incentive Plan, which sets out the target annual bonuses for employees by position level. In approving the Cash Incentive Plan, the Compensation Committee considers the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, with an emphasis on market data from our compensation peer group for comparable positions. Target annual cash bonus opportunities are the same for our executive officers, including our NEOs, who are at the same level, and represent a specific percentage of their annual base salary.

In January 2021, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including our NEOs. The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, particularly competitive market data from the companies in our compensation peer group, and approved the following 2021 target annual cash bonus opportunities of our NEOs, which were unchanged from 2020 for our continuing NEOs:

NEO	2021 Target Annual Cash Bonus Opportunity	2021 Goal Weighting Corporate/ Individual

Dr. Love	70%	100%/0%

Mr. Farrow	50%	80%/20%

Ms. Choi	50%	80%/20%

Mr. Johnson	50%	80%/20%

Dr. Smith-Whitley*	50%	80%/20%

*	Dr. Smith-Whitley commenced employment with us in May 2021. A discussion regarding the determination of her target annual cash bonus opportunity is below.

Target Annual Cash Bonus Opportunity for Dr. Smith-Whitley

The 2021 target annual cash bonus opportunity for Dr. Smith-Whitley, who commenced employment with us in May 2021, was set by our Compensation Committee to be consistent with our other executive officers (including our other NEOs) who are at the same level, which was 50% of base salary, weighted 80% based on corporate goals and 20% based on individual goals.

Corporate and Individual Performance Goals

At the beginning of each year, the Compensation Committee, after reviewing management’s proposal, establishes the annual corporate performance goals that it believes will be the most significant drivers of our short-term and long-term success. The corporate performance goals include target achievement dates based on calendar quarters. Each corporate performance goal has a percentage weighting, and may include an additional percentage weighting for overachievement, based on the Compensation Committee’s assessment of the goal’s relative significance.

Each executive officer is responsible for contributing to the corporate objectives, individually, and as part of the leadership team. In approving individual bonus awards, the Compensation Committee considers the individual contribution towards the Company’s achievement of the corporate objectives by each executive officer (other than our CEO), with a significant weighting towards corporate as compared to individual achievement as described in greater detail below. This weighting is the same for each of our executive officers, including our NEOs, who are at the same management level. Our CEO does not have individual performance goals. Rather, his annual cash bonus is based 100% on achievement of our corporate performance goals in recognition of his overall responsibility for our corporate performance.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    43

At the beginning of the year after the corporate performance goals are established, the Compensation Committee reviews management’s self-assessment, evaluates our achievement of the prior year’s corporate performance goals and our overall success in the prior year, and determines our total percentage achievement level. Our CEO evaluates the other executive officers, including the other NEOs, in terms of their individual performance in the prior year, and makes recommendations for a total percentage achievement level for each executive officer. The Compensation Committee considers our CEO’s recommendations, and independently reviews and approves the total percentage achievement level for each of the other executive officers, including our other NEOs.

Annual Cash Bonus Formula

The Compensation Committee uses the following formula to calculate annual cash bonuses for each of our executive officers, including our NEOs:

44    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

2021 Corporate Performance Goals

In January 2021, our Board of Directors approved our 2021 annual corporate performance goals and weightings as set forth below.

Category	Corporate Goal	Stretch Corporate Goal	Weighting

Oxbryta	Commercial • Net sales exceed $230 million	Commercial • Net sales exceed $250 million	40% (subject to increase to 60% upon achievement of the stretch goal, with linear interpolation for determining payout)

	• Rate of adherence above a certain percentage, with “adherence” being a combination of compliance (or taking medication as prescribed) and persistency (or staying on therapy)		10%

	Clinical • First patient enrolled in, or FPI, US product registry in first quarter		5%

	• FPI in two Oxbryta Integrated Evidence Plan, or IEP, studies (which are under our post-approval research program for voxelotor)		5%

	Regulatory • New Drug Application, or NDA, for Oxbryta for treatment of patients 4-11 years old submitted in second quarter	• Approval in fourth quarter	10% (subject to increase to 20% upon achievement of the stretch goal)

	Geographic Expansion • Oxbryta distribution agreement for Brazil in fourth quarter	Geographic Expansion • Third distribution agreement by fourth quarter	5% (subject to increase to 10% upon achievement of the stretch goal)

Pipeline	• FPI in Phase 3 inclacumab clinical trial (VOC or VOC-related hospital readmissions)	• FPI in both Phase 3 inclacumab clinical trials by fourth quarter	5% (subject to increase to 10% upon achievement of the stretch goal)

	• Presentation at December ASH meeting on Phase 1 of GBT601 in healthy volunteers	• Data presentation to include Phase 1 data (safety and pharmacodynamic (PD)) in SCD patients	10% (subject to increase to 20% upon achievement of the stretch goal)

Corporate	• Achieve certain business development goals • Complete year with a cash reserve of at least a certain minimum • Implement international finance/operations processes • Maintain voluntary turnover below industry standard		10%

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    45

2021 Annual Cash Bonuses

In January 2022, the Compensation Committee evaluated our achievement of the 2021 corporate performance goals. The Compensation Committee considered whether we had achieved each goal, the weighting established for each goal, including the weighting for overachievement, management’s self-assessment, and our overall corporate performance in 2021.

Goal	Weighting	Actual Results	Bonus Pool Funding

Commercial—Net sales exceed $230 million (stretch of $250 million in 2021)	40% (60% with stretch)	Not achieved ($194.7 million in revenue in 2021)	0%

Commercial—Adherence rate above a certain percentage	10%	Not achieved	0%

Clinical—FPI in US product registry in first quarter	5%	FPI in US product registry in first quarter	5%

Clinical—FPI in two Oxbryta IEP studies	5%	Achieved	5%

Regulatory—NDA for Oxbryta for treatment of patients 4-11 years old submitted in second quarter	10% (20% with stretch)	Submitted NDA in second quarter and approved by FDA in fourth quarter	20%

Geographic Expansion—Oxbryta distribution agreement for Brazil in fourth quarter	5% (10% with stretch)	Not achieved	0%

Pipeline—FPI in Phase 3 inclacumab clinical trial (VOC or hospital re-admission)	5% (10% with stretch)	FPI in both Phase 3 inclacumab clinical trials by fourth quarter	10%

Pipeline—Presentation at December ASH meeting on Phase 1 of GBT601 in healthy volunteers	10% (20% with stretch)	Data presented at ASH included Phase 1 data in healthy volunteers and SCD patients	20%

Corporate • Achieve certain business development goals • Complete year with a cash reserve of at least a certain minimum • Implement international finance/operations processes • Maintain voluntary turnover below industry standard	10%	• Confidential business development goals achieved by year end • Ended 2021 with cash, cash equivalents, and marketable securities totaling $734.8 million, which significantly exceeded the specified minimum • Implemented international finance/operations processes in preparation for potential regulatory approval and commercialization in Europe • Not achieved	7.5%

Total			67.5%

The Compensation Committee also reviewed the 2021 individual performance of each of our executive officers, other than our CEO, based on an evaluation conducted by our CEO of their performance against their 2021 individual performance goals and contribution to the achievement of the corporate objectives above. The Compensation Committee approved an achievement level ranging from of 100% to 125% of the 2021 individual performance goals for each of our NEOs based upon their scope of responsibilities and significant contributions to us meeting our corporate objectives in 2021.

46    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

The table below sets forth the target annual cash bonus opportunities, the relative weighting of corporate and individual performance, the actual achievement level for corporate and individual performance and the 2021 annual cash bonuses earned by our NEOs.

NEO	2021 Annual Base Salary ($)	Target Annual Cash Bonus (% of annual base salary)	Weighting (corporate/ individual performance) (%)		Corporate Performance (%)	Individual Performance (%)	Annual Cash Bonus ($)*

Dr. Love	$725,000	70%	100	%/0%	67.5%	N/A	$343,000

Mr. Farrow	$480,000	50%	80	%/20%	67.5%	125%	$190,000

Ms. Choi	$465,000	50%	80	%/20%	67.5%	115%	$179,000

Mr. Johnson	$480,000	50%	80	%/20%	67.5%	100%	$178,000

Dr. Smith-Whitley	$510,000	50%	80	%/20%	67.5%	100%	$126,000	**

*	Annual cash bonuses were immaterially adjusted for rounding
**	Prorated based on May 2021 start date.

The annual cash bonuses earned by each of our NEOs for 2021 are set forth in the “2021 Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as an important element of our executive compensation program. The value of equity awards is directly related to stock price appreciation over time, which incentivizes our executive officers to achieve long-term corporate goals and create long-term value for our stockholders. Equity awards also help us attract and retain top-performing executive officers in a competitive market.

Typically, at the beginning of each year, the Compensation Committee reviews the equity awards for our executive officers, including our NEOs, and determines the size and relative weighting of the annual equity awards it deems reasonable and appropriate based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. The size and relative weighting is the same for each of our executive officers, including our NEOs, who are at the same level. In addition, the Compensation Committee may deem it advisable to grant subsequent equity awards to our executive officers, including our NEOs, and may adjust their equity awards in the event of a promotion or significant change in responsibilities.

2021 Equity Awards

In January 2021, the Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, particularly competitive market data from the companies in our compensation peer group and selected broad-based compensation surveys, and approved the 2021 annual equity awards for our NEOs below.

NEO	Stock Options (Number of Shares)	Time-Based RSUs (Number of Shares)

Dr. Love	132,433	75,556

Mr. Farrow	38,739	22,102

Ms. Choi	38,739	22,102

Mr. Johnson	38,739	22,102

Dr. Smith-Whitley*	35,500	24,160

*	Dr. Smith-Whitley commenced employment with us in May 2021. A discussion regarding the determination of her equity awards is below.

The stock options vest, and become exercisable, over a four-year period, with 1/16th of the underlying shares vesting on a quarterly basis (every three months) after the vesting commencement date of March 1, 2021, so that all of the underlying shares will be vested on the date four years after the vesting commencement date, so long as the NEO remains an employee or other service provider (including a consultant) of the Company through each applicable vesting date.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    47

The time-based RSUs vest over a four-year period, with 1/8th of the underlying shares vesting on a semi-annual basis (every six months) after the vesting commencement date of March 1, 2021, so that all of the underlying shares will be vested on the date four years after the vesting commencement date, so long as the NEO remains an employee or other service provider (including a consultant) of the Company through each applicable vesting date.

Equity Awards for Dr. Smith-Whitley

In connection with her commencement of employment with us in May 2021, Dr. Smith-Whitley was granted, effective June 1, 2021, an option to purchase 35,500 shares of our common stock, 24,160 time-based RSUs and 42,400 PSUs. The Compensation Committee awarded the PSU grant to Dr. Smith-Whitley as part of her new hire compensation package to more effectively align her compensation with the other NEOs, who received such PSUs in 2020, and the terms for Dr. Smith-Whitley’s 2021 PSU grant are identical to the terms of the 2020 PSU grants to the other NEOs. As described below, the PSU grant is designed to further align her and the other NEOs’ incentives with those of our stockholders, as the PSUs will only be earned if our stock price appreciates significantly over the three-year performance period, and to incentivize retention. In addition, the Compensation Committee determined to tie achievement of the PSUs to our stock price as it viewed increase in stock price as an appropriate indicator of a meaningful return to our stockholders.

Dr. Smith Whitley’s stock options vest, and become exercisable, over a four-year period, with 1/4th of the underlying shares vesting on the first anniversary of Dr. Smith-Whitley’s employment start date and the remaining shares vesting on a quarterly basis (every three months) for the next three years, so that all of the underlying shares will be vested on the date four years after Dr. Smith-Whitley’s start date, so long as she remains an employee or other service provider (including a consultant) of the Company through each applicable vesting date. Dr. Smith-Whitley’s time-based RSUs vest over a four-year period, with 1/4th of the underlying shares vesting on the first anniversary of Dr. Smith-Whitley’s employment start date and the remaining shares vesting on a semi-annual basis (every six months) for the next three years, so that all of the underlying shares will be vested on the date four years after Dr. Smith-Whitley’s start date, so long as she remains an employee or other service provider (including a consultant) of the Company through each applicable vesting date. Dr. Smith-Whitley’s PSUs are eligible to be earned and vest over three years contingent upon the achievement of three escalating and challenging stock price targets ($109.20, $145.60 and $182.00 per share), based on the average closing market price on the NASDAQ Global Select Market over a 20 consecutive trading day period, with the percentage of shares allotted to the three tranches increasing with each tranche. Upon the achievement of each respective stock price target, 50% of the PSUs allotted to that tranche will vest, while the remaining 50% will vest on the first anniversary of the date the stock price target was achieved, subject to Dr. Smith-Whitley’s continued employment or other service relationship with us through such vesting date. The Compensation Committee included such delayed vesting to further foster retention and alignment with stockholder interests. Under the terms of the awards, if the stock price targets are not achieved for all or some of the tranches on or before June 30, 2024, the unvested awards will automatically terminate and be forfeited.

The following illustrates the market capitalization we would need to achieve to meet each of the stock price targets and the relative stockholder value created:

Stock Price	% Increase*	Approx. Market Cap**	NEOs Shares Earned	NEOs Value Earned	Approx. Shareholder Value Creation	Payouts as a % of Shareholder Value
						NEOs	Shareholders

$109.20	+194%	$7.1B	62,200	$6.8M	+$5.2B	0.1%	99.9%

$145.60	+291%	$9.4B	171,050	$24.9M	+$7.6B	0.3%	99.7%

$182.00	+389%	$11.8B	311,000	$56.6M	+$9.9B	0.6%	99.4%

*	Percentage increase based on the stock price on the date of grant on June 1, 2021 of $37.20 per share.
**	Approximate market capitalization is calculated from approximately 64.8 million total common shares outstanding.

48    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Shareholder Value Created at Maximum Payout ($M)

To date, none of the stock price hurdles have been met with respect to these PSU grants to our executive officers.

The equity awards granted to our NEOs in 2021 are set forth in the “2021 Summary Compensation Table” and the “Grants of Plan-Based Awards for 2021” table below.

Other Compensation Elements

Health and Welfare Benefits

Our executive officers, including our NEOs, are eligible to participate in the same employee benefit plans that are generally available to all of our employees, subject to the satisfaction of certain eligibility requirements, such as medical, dental, and life and disability insurance plans. We pay, on behalf of our employees, all or a portion of the premiums for health, life and disability insurance.

2015 Employee Stock Purchase Plan

Our executive officers, including our NEOs, are eligible to participate in our ESPP on the same basis as our other full-time employees in the U.S. The ESPP permits eligible employees to set aside a portion of their compensation during offering periods that are up to two years long, with purchase periods every six months during each offering period, and use such contributions to purchase shares of our common stock at a purchase price equal to 85% of the lower of the fair market value of the shares on the first business day of the offering period or the last business day of the purchase period.

401(k) Savings Plan

Our U.S. executive officers, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan, or 401(k) Plan, on the same basis as our other employees. The 401(k) Plan provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual limits of the Internal Revenue Code of 1986, as amended, or the Code. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Our 401(k) Plan is intended to be qualified under Section 401(a) of the Code with our 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings and matching amounts on those contributions are not taxable to the employees until distributed from our 401(k) Plan.

Since December 2015, the Company has approved various matching contributions under the 401(k) Plan. Under our current matching contribution policy, we match in cash 100% of an employee’s 401(k) contributions, subject to an annual cap of $6,000 per employee for 2021.

Perquisites

Perquisites or other personal benefits are not a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    49

Employment Arrangements with our NEOs

Post-Employment Compensation

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. Accordingly, we believe that reasonable and competitive post-employment compensation arrangements are an important part of an executive compensation program to attract and retain highly qualified executive officers. While the Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when determining the annual compensation of our executive officers, we believe that providing them with post-employment payments and benefits if they lose their position in connection with a change in control of the Company are in the best interests of our stockholders because the possibility of a change in control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our Company and stockholders.

None of our NEOs have an employment agreement with the Company. However, the Company maintains an Amended and Restated Severance and Change in Control Policy, or Severance Policy, which provides our executive officers, including our NEOs, with certain payments and benefits upon a qualified termination event outside of the Change in Control Period (as defined below). The Compensation Committee determined that such payments and benefits are necessary to recruit and retain top talent and to align with market norms. The Severance Policy applies to our executive officers, including our NEOs, and reinforces and encourages the continued attention and dedication of certain key senior executives in the event of a change in control by providing these executive officers with certain cash payments, equity acceleration and other benefits upon a qualifying termination of employment in connection with a change in control of the Company.

Pursuant to the Severance Policy, in the event the employment of any of our NEOs is terminated by us or our acquirer or successor without Cause or an NEO resigns for Good Reason (as such terms are defined in our Policy), in either case, within one year after the consummation of a Sale Event (as defined in the 2015 Plan) (such one-year period, the Change in Control Period), he or she will be entitled to receive the following payments and benefits, or CIC Benefits, subject to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims in our favor:

•

a lump sum cash payment equal to 12 months (or 18 months in the case of our CEO) of the NEO’s “base salary” (i.e., the greater of the NEO’s base salary in effect immediately prior to the termination or the base salary in effect immediately prior to the Sale Event, as applicable);

•

a lump sum cash payment equal to 100% (or 150% in the case of our CEO) of the NEO’s annual “target incentive bonus” (i.e., the greater of the NEO’s target bonus in effect immediately prior to the termination or the target bonus in effect immediately prior to the Sale Event, as applicable) for the year in which the closing of the Sale Event occurred;

•

a lump sum cash payment equal to the prorated annual cash bonus payout of the NEO for the portion of the year in which the closing of the Sale Event occurred, based on the NEO’s target annual cash bonus opportunity and the date of termination of his or her employment or other service relationship with us;

•

if the NEO elects to continue his or her group healthcare benefits, a cash payment of an amount equal to the monthly employer contribution we would have made to provide the NEO with health insurance if he or she had remained employed by us until the earlier of (i) 12 months (or 18 months in the case of our CEO) following the date of termination, or (ii) the end of the NEO’s COBRA health continuation period; and

•

full acceleration of vesting of all outstanding equity awards under the 2015 Plan, the 2017 Inducement Plan and such additional equity compensation plans and arrangements as may be applicable from time to time, including all performance-based equity awards, which will accelerate and vest based on the deemed achievement as determined under the applicable award agreement, or, if not specified in such award agreement, at 100% of the target performance levels as of the date of the NEO’s termination.

As described above, the CIC Benefits are “double trigger” because the change in control alone does not trigger such payments and benefits. Rather, the CIC Benefits are triggered only if there is a qualifying termination of an NEO’s employment within the Change in Control Period. In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In addition, upon a Sale Event, to the extent Section 280G of the Code, or Section 280G, is applicable, each NEO who is then employed with us will be entitled to receive the better treatment of: (i) payment of the full amounts set forth above to which the NEO is entitled or (ii) payment of such lesser amount that does not trigger excise taxes under Section 280G. None of our NEOs are entitled to excise tax payments (otherwise known as gross-ups) relating to a change in control of the Company.

The payments and benefits provided under the Severance Policy are designed to be competitive in the market. Pursuant to the Severance Policy, in the event the employment of any of our NEOs is terminated by us or our acquirer or successor

50    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

without Cause or an NEO resigns for Good Reason outside of the Change in Control Period, he or she will be entitled to receive the following payments and benefits, subject to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims in our favor:

•	a lump sum cash payment equal to 12 months of the NEO’s then-current base salary;

•

in the case of our CEO only, a lump sum cash payment equal to (i) 100% of our CEO’s target annual cash bonus opportunity for the year in which the termination of his employment or other service relationship with the Company occurred, plus (ii) a prorated annual cash bonus payout for the portion of the year in which the termination of his employment or other service relationship with the Company occurred, based on the CEO’s target annual cash bonus opportunity and the date of termination of his employment or other service relationship with the Company; and

•

if the NEO elects to continue his or her group healthcare benefits, a cash payment of an amount equal to the monthly employer contribution we would have made to provide the NEO with health insurance if he or she had remained employed by us until the earlier of (i) 12 months following the date of termination, or (ii) the end of the NEO’s COBRA health continuation period.

For an estimate of the potential payments and benefits that our NEOs would have been eligible to receive under the Severance Policy if a hypothetical change in control of the Company or other trigger event had occurred on December 31, 2021, see “Potential Payments on Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Award Grant Policy

We adopted an Amended and Restated Equity Award Grant Policy in January 2020, as amended in November 2020, that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock pursuant to any of our equity compensation plans to our employees, including our executive officers, or advisors or consultants. Pursuant to the policy, all grants of equity awards must be approved in advance by our Board of Directors, the Compensation Committee or, subject to the delegation requirements in the policy, our Equity Grant Committee. The Equity Grant Committee is currently comprised of our CEO and another executive (which in practice has generally been our Chief Human Resources Officer). The equity award granting authority delegated to the Equity Grant Committee applies to non-executive employees and covers awards of stock options and RSUs within specific ranges set forth in the policy, which is updated annually by the Compensation Committee.

The Amended and Restated Equity Award Grant Policy sets forth that equity awards are generally granted on the following regularly scheduled basis:

•

Equity awards granted in connection with the hiring of a new employee or the engagement of a new consultant are effective on the first calendar day of the month following the later of the date on which such individual’s employment or consulting term begins or the date on which such award is approved by our Board of Directors, the Compensation Committee or the Equity Grant Committee.

•

Equity awards granted in connection with the promotion of an existing employee are effective on the first calendar day of the month following the later of the date on which such individual’s promotion occurs or the date on which such award is approved by our Board of Directors, the Compensation Committee or the Equity Grant Committee; provided, that in the case of any promotion effective on the first calendar day of a particular month, the award will be effective on the effective date of such promotion so long as our Board of Directors, the Compensation Committee or the Equity Grant Committee approves the award on or before such date.

•

Equity awards granted to existing employees (other than in connection with a promotion) will generally be granted, if at all, on an annual basis effective on the first calendar day of the month following the later of the date on which we complete our annual review process with respect to such individual or the date on which such award is approved by our Board of Directors, the Compensation Committee or the Equity Grant Committee.

Our Board of Directors and the Compensation Committee retain the discretion to grant equity awards at other times to the extent appropriate in light of the circumstances of such awards.

In addition, the policy sets forth the manner in which our equity awards will be priced. If an award of restricted stock or restricted stock units is denominated in dollars, the number of shares subject to the award will be determined by dividing the dollar value by the average closing market price on the NASDAQ Global Select Market of a share of our common stock over the trailing 20-trading day period ending on the trading day immediately preceding the grant date, with such total number of shares to be granted per recipient rounded up to the nearest whole share. The exercise price of all stock options will be at least equal to the closing market price on the NASDAQ Global Select Market of a share of our common stock on the effective

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    51

date of grant or if no closing price is reported for such date, the closing price on the last date preceding such date for which a closing price is reported. If the amount of a stock option award is to be determined by reference to a fair value calculated under Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation, or FASB ASC Topic 718, then the number of shares to be subject to such stock option will be determined based on such fair value, and the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

Policy Prohibiting Hedging and Pledging

We maintain an Insider Trading Policy that, among other things, prohibits our executive officers, including our NEOs, and our non-employee directors from engaging in certain transactions and activities relating to our securities. Effective January 1, 2022, we amended our Insider Trading Policy to impose a blanket prohibition on hedging and pledging transactions with respect to our securities, eliminating the possibility of obtaining approval from the Audit Committee of our Board of Directors to waive such prohibition. Our current Insider Trading Policy prohibits our executive officers and the non-employee members of our Board of Directors from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (referred to as a “short sale”);

•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities;

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge).

As of the date of this Proxy Statement, none of our NEOs or non-employee directors have engaged in any of the above prohibited transactions involving our securities.

Stock Ownership Policy

In March 2020, we adopted a stock ownership policy for our senior executive officers (i.e., our CEO and each member of our senior management team, which includes our NEOs), which requires (i) our CEO to acquire and hold a number of shares of our common stock equal in value to at least six times his or her annual base salary and (ii) each senior management team member to acquire and hold a number of shares of our common stock equal in value to at least two times his or her applicable annual base salary, in each case until such executive officer’s service as our CEO or senior management team member, respectively, ceases. We only count directly and beneficially owned shares, including shares purchased through our ESPP or 401(k) plan, and 50% of shares underlying vested and unexercised in-the-money stock options.

Each executive officer has until the later of April 1, 2025, the Initial Determination Date, or the April 1st in the year that is the fifth anniversary of his or her initial appointment in the capacity of an executive officer to attain the required ownership level. Once an executive officer satisfies his or her stock ownership requirement, he or she must continue to satisfy such stock ownership requirement as assessed on each Determination Date. If an executive officer fails to satisfy such stock ownership requirement as of any Determination Date (including the Initial Determination Date), then such executive officer will be required to come into compliance with his or her applicable stock ownership requirement within two years following the Determination Date on which he or she failed to satisfy such stock ownership requirement. As of April 1, 2022, all of our NEOs other than Dr. Smith-Whitley, who commenced employment with us in May 2021, met their respective stock ownership requirement:

Name	Ownership Requirement	Actual Ownership

Dr. Love	6.0x	41.4x

Mr. Farrow	2.0x	7.6x

Mr. Johnson	2.0x	3.3x

Ms. Choi	2.0x	19.4x

Clawback Policy

In March 2021, we adopted a policy for recoupment of executive incentive compensation, or a Clawback Policy, which provides that if our financial statements are materially restated, whether in part or in their entirety, due to misconduct by one or more covered officer (meaning any Section 16 officer(s)), then our Board of Directors or the Compensation Committee will have the discretion to recoup a portion of any performance-based compensation that has been paid or distributed to the

52    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

covered officer during the clawback period (i.e., the three-year period preceding the publication of the restated financials), to the extent such compensation paid or distributed was in excess of what would have been paid under the restated financials. Our Board of Directors or the Compensation Committee, in its sole discretion, may also reduce the amount of future compensation, including, without limitation, any bonus or severance, or the future grant or vesting of any equity award, payable to any covered officer by an amount equal to such excess proceeds from performance-based compensation received by the covered officer during the clawback period. The Clawback Policy is applicable to all cash and equity-based compensation predicated on the achievement of financial performance goals or financial metrics (excluding any such compensation based on total stockholder return or similar stock price-based metrics).

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified former or current executive officers.

Other than for certain remuneration excluded under the IPO transition relief or provided pursuant to written binding contracts which were in effect on November 2, 2017 (and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive officer will not be deductible.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short- and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense. Consequently, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m).

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Compensation Risk Assessment

We structure our pay to consist of both fixed and variable compensation to motivate our employees, including our NEOs, to produce superior short-term and long-term results that are in the best interests of our Company and stockholders to attain our ultimate objective of increasing stockholder value. In addition, we have established, and the Compensation Committee endorses, several controls to address and mitigate compensation-related risk, such as maintaining an anti-hedging and anti-pledging policy and stock ownership guidelines for our executive officers (including our NEOs) and our non-employee directors.

The Compensation Committee, in consultation with its compensation consultant, Compensia, evaluates whether our policies and practices create excessive risk in our compensation programs, including executive and non-executive compensation

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    53

programs. In 2021, this risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our corporate performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Based on this assessment, the Compensation Committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

The Compensation Committee intends to continue to evaluate on an annual basis the potential risks associated with our compensation policies and practices, and has engaged Compensia to conduct an updated assessment of our compensation policies and practices during 2022. With our evolution to a commercial company in 2019, we expect this evaluation will continue to also include the potential risks associated with field-based compensation and commercial-related goals and targets.

NEO Compensation Tables

2021 Summary Compensation Table

The following table sets forth information regarding total compensation awarded to, earned by and paid to each of our NEOs during the fiscal years ended December 31, 2021, 2020 and 2019 to the extent he or she was an NEO in such year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)		All other Compensation ($)		Total ($)

Ted Love, M.D. President, Chief Executive Officer and Director	2021	715,833	(4)	—	3,360,731		3,767,745	343,000		6,000	(5)	8,193,309
	2020	661,250		—	11,778,840		4,693,666	467,000		5,000		17,605,756
	2019	596,876		—	4,359,600		4,595,717	540,000		5,000		10,097,193

Jeffrey Farrow Chief Financial Officer	2021	476,667	(6)	—	983,097		1,102,132	190,000		6,000	(5)	2,757,896
	2020	457,813		—	3,708,261		1,582,504	231,500		5,000		5,985,078
	2019	440,625		—	1,211,000		1,267,784	244,000		5,000		3,168,409

Jung Choi Chief Business and Strategy Officer	2021	460,000	(7)	—	983,097		1,102,132	179,000		6,000	(5)	2,730,229
	2020	433,125		—	3,708,261		1,582,504	219,000		5,000		5,947,890
	2019	416,875		—	1,211,000		1,267,784	231,000		5,000		3,131,659

David Johnson Chief Commercial Officer	2021	477,500	(8)	—	983,097		1,102,132	178,000		6,000	(5)	2,746,729
	2020	463,750		—	4,037,361		1,582,504	234,000		5,000		6,322,615
	2019	453,125		—	1,211,000		1,267,784	250,000		5,000		3,186,909

Kim Smith-Whitley, M.D. EVP, Head of R&D	2021	340,000	(9)	—	1,484,042	(10)	842,603	126,000	(9)	18,000	(11)	2,810,645

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2019, 2020 and 2021, as applicable, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the NEOs upon the vesting or settlement of RSUs or the sale of the common stock underlying such awards. For performance-based RSUs, or PSUs, the aggregate grant date fair value is reported for the probable outcome, which assumes that maximum performance is achieved and based on this assumption, the value of the PSUs made to Dr. Smith-Whitley at the date of grant would have been $585,290.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2019, 2020 and 2021, as applicable, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the NEOs upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts reported reflect the annual cash incentive compensation earned by the NEOs under our Cash Incentive Plan, as amended from time to time, based on our achievement of certain corporate performance goals and each NEO’s (except for the CEO) achievement of his or her individual performance goals.

(4)	From January 1, 2021, Dr. Love’s annual base salary was $670,000, which increased to $725,000, effective March 1, 2021.
(5)	The amounts reported consist of employer matching contributions under our 401(k) of $6,000 each for each NEO.
(6)	From January 1, 2021, Mr. Farrow’s annual base salary was $460,000, which increased to $480,000, effective March 1, 2021.
(7)	From January 1, 2021, Ms. Choi’s annual base salary was $435,000, which increased to $465,000, effective March 1, 2021.
(8)	From January 1, 2021, Mr. Johnson’s annual base salary was $465,000, which increased to $480,000, effective March 1, 2021.
(9)	Dr. Smith-Whitley joined us in May 2021, and her annual base salary and her annual cash incentive compensation were prorated accordingly, as reflected in this table.

54    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

(10)	Includes (i) $585,290, representing the PSUs granted to Dr. Smith-Whitley in June 2021, and (ii) $898,752, representing the time-based RSUs granted to Dr. Smith-Whitley in June 2021.
(11)

The amount reported consists of (i) a total of $12,000 we paid Dr. Smith-Whitley under a consulting service agreement with us, dated January 13, 2021, prior to her commencing employment with us in May 2021, and (ii) an employer matching contribution under our 401(k) plan of $6,000. Dr. Smith-Whitley’s consulting services included providing guidance and input to our Board of Directors’ Research and Development Committee. The consulting agreement terminated in April 2021.

Grants of Plan-Based Awards for Fiscal Year 2021 Table

The following table sets forth the individual awards made to each of our NEOs during 2021. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name		Grant date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) Target ($)	Estimated Future Payouts Under Equity Incentive Pan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number Of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Market Value of Awards ($)(5)
				Threshold (#)	Maximum (#)

Ted Love, M.D.	Time-based RSUs	3/1/2021	—			75,556	—	—	3,360,731

	Time-based Stock Options	3/1/2021	—			—	132,433	44.48	3,767,745

	Annual Bonus Opportunity		507,500			—	—	—	—

Jeffrey Farrow	Time-based RSUs	3/1/2021	—			22,102	—	—	983,097

	Time-based Stock Options	3/1/2021	—			—	38,739	44.48	1,102,132

	Annual Bonus Opportunity		240,000			—	—	—	—

Jung Choi	Time-based RSUs	3/1/2021	—			22,102	—	—	983,097

	Time-based Stock Options	3/1/2021	—			—	38,739	44.48	1,102,132

	Annual Bonus Opportunity		232,500			—	—	—	—

David Johnson	Time-based RSUs	3/1/2021	—			22,102	—	—	983,097

	Time-based Stock Options	3/1/2021	—			—	38,739	44.48	1,102,132

	Annual Bonus Opportunity		240,000			—	—	—	—

Kim Smith-Whitley	Time-based RSUs	6/1/2021	—			24,160	—	—	898,752

	Time-based Stock Options	6/1/2021	—			—	35,000	37.20	842,603

	Performance-based RSUs	6/1/2021	—	8,480	42,400		—	—	585,290

	Annual Bonus Opportunity		126,000			—	—	—	—

(1)

The amounts shown reflect the target cash incentive compensation for our NEOs, which are disclosed in the “2021 Target Annual Bonus” section of the above “Compensation Discussion and Analysis.” The actual amounts paid for 2021 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation (however, the portion based on corporate performance goals has a maximum of 150% of target for 2021).

(2)

The amounts shown reflect the threshold and maximum payout levels associated with performance-based RSUs, or PSUs, granted pursuant to our 2015 Plan, which amounts will be payable in shares of our common stock if the stock price targets for such PSUs are met, with each such share price based on the average closing market price on the NASDAQ Global Select Market over a 20 consecutive trading day period. The target payout for the PSUs is the maximum payout. 20% of the maximum number of PSUs will be earned if a stock price of $109.20 per share is achieved on or before June 30, 2024; an additional 35% (for a total of 55%) of the maximum number of performance-based RSUs will be earned if a stock price of $145.60 per share is achieved on or before June 30, 2024; and an additional 45% (for a total of 100%) of the maximum number of PSUs will be earned if a stock price of $182.00 per share is achieved on or before June 30, 2024. Upon the achievement of each respective stock price target, 50% of the PSUs allotted to that tranche will vest, while the remaining 50% will vest on the first anniversary of the date the stock price target was achieved, subject to the executive officer’s continued employment or other service relationship with us through such vesting date.

(3)

The amounts shown represent time-based RSUs granted pursuant to our 2015 Plan, which amounts will be payable in shares of our common stock if the service-based conditions for such time-based RSUs are met. The time-based RSUs for our NEOs other than Dr. Smith-Whitley vest semi-annually over four years, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date. Time-based RSUs granted to Dr. Smith-Whitley vest as follows: 25% will vest on June 1, 2022 and 1/8th of the RSUs will vest on a semi-annual basis for the next three years from such date, subject to her continued employment or other service relationship with us through each applicable vesting date.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    55

(4)

The amounts shown represent time-based stock options granted pursuant to our 2015 Plan. The time-based stock options for our NEOs other than Dr. Smith-Whitley vest quarterly over four years, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date. Time-based stock options granted to Dr. Smith-Whitley vest as follows: 25% will vest on June 1, 2022 and 1/16th of the stock options will vest on a quarterly basis for the next three years from such date, subject to her continued employment or other service relationship with us through each applicable vesting date.

(5)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2021, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Such grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the NEOs upon the vesting or settlement of PSUs or RSUs or the exercise of the stock options, as applicable, or the sale of the common stock underlying such awards. For PSUs, the aggregate grant date fair value is reported for the probable outcome, which assumes that maximum performance is achieved and based on this assumption, the value of the PSUs made to Dr. Smith-Whitley at the date of grant would have been $585,290.

2021 Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth certain information with respect to outstanding equity awards held by each of our NEOs as of December 31, 2021.

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market value or payout value of unearned shares, units or other rights that have not vested ($)(2)

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Ted Love, M.D.	132,806	(3)	—	(3)	—	16.40	1/17/2027	—		—	—		—

	114,375	(4)	7,625	(4)	—	59.60	2/1/2028	—		—	—		—

	—		—		—	—	—	9,750	(5)	285,383	—		—

	—		—		—	—	—	33,750	(6)	987,863	—		—

	99,687	(7)	45,313	(7)	—	48.44	2/1/2029	—			—		—

	—		—		—	—	—	44,775	(8)	1,310,564	—		—

	49,958	(9)	64,232	(9)	—	65.82	2/3/2030	—			—		—

	—		—		—	—	—	—			141,400	(10)	4,138,778

	24,831	(11)	107,602	(11)		44.48	3/1/2031	—		—	—		—

	—		—		—	—	—	66,112	(12)	1,935,098	—		—

Jeffrey Farrow	120,000	(3)	—		—	14.96	2/24/2026	—		—	—		—

	33,952	(3)	—		—	16.40	1/17/2027	—		—	—		—

	32,812	(4)	2,188	(4)	—	59.60	2/1/2028	—		—	—		—

	—		—		—	—	—	2,875	(5)	84,151	—		—

	—		—		—	—	—	9,375	(6)	274,406	—		—

	27,500	(7)	12,500	(7)	—	48.44	2/1/2029	—		—	—		—

	—		—		—	—	—	15,100	(8)	441,997	—		—

	16,843	(9)	21,675	(9)	—	65.82	2/3/2030	—		—	—		—

	—		—		—	—	—	—		—	42,400	(10)	1,241,048

	7,263	(11)	31,476	(11)	—	44.48	3/1/2031	—		—	—		—

	—		—		—	—	—	19,340	(12)	566,082	—		—

56    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market value or payout value of unearned shares, units or other rights that have not vested ($)(2)

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Jung Choi	74,964	(3)	—		—	3.40	4/9/2025	—		—	—		—

	5,350	(3)	—		—	3.40	4/9/2025	—		—	—		—

	49,000	(3)	—		—	16.40	1/17/2027	—		—	—		—

	32,812	(4)	2,188	(4)	—	59.60	2/1/2028	—		—	—		—

	—		—		—	—	—	2,875	(5)	84,151	—		—

	—		—		—	—	—	9,375	(6)	274,406	—		—

	27,500	(7)	12,500	(7)	—	48.44	2/1/2029	—		—	—		—

	—		—		—	—	—	15,100	(8)	441,977	—		—

	16,843	(9)	21,657	(9)	—	65.82	2/3/2030	—		—	—		—

	—		—		—	—	—	—		—	42,400	(10)	1,241,048

	7,263	(11)	31,476	(11)	—	44.48	3/1/2031	—		—	—		—

	—		—		—	—	—	19,340	(12)	566,082	—		—

David Johnson	—		—		—	—	—	4,375	(13)	128,056	—		—

	51,562	(14)	3,438	(14)	—	54.05	3/12/2028	—		—	—		—

	—		—		—	—	—	9,375	(6)	274,406	—		—

	27,500	(7)	12,500	(7)	—	48.44	2/1/2029	—		—	—		—

	—		—		—	—	—	18,225	(8)	533,446	—		—

	16,843	(9)	21,657	(9)	—	65.82	2/3/2030	—		—	—		—

	—		—		—	—	—	—		—	42,400	(10)	1,241,048

	7,263	(11)	31,476	(11)	—	44.48	3/1/2031			—	—		—

	—		—		—	—	—	19,340	(12)	566,082	—		—

Kim Smith-Whitley, M.D.	—		35,500	(15)	—	37.20	6/1/2031	—		—	—		—

	—		—		—	—	—	24,160	(16)	707,163	—		—

	—		—		—	—	—	—		—	42,400	(10)	1,241,048

(1)

All of the outstanding equity awards held by our NEOs will become fully vested and exercisable or non-forfeitable, as applicable, if the NEO is terminated without Cause or resigns for Good Reason, in either case, within 12 months following a Sale Event. The vesting acceleration of the outstanding equity awards held by our NEOs is described in greater detail in “Employment Arrangements with Our Named Executive Officers—Change in Control Policy”.

(2)

Computed in accordance with SEC rules as the number of unvested shares or units multiplied by the closing market price of a share of our common stock on December 31, 2021, which was $29.27. The actual value (if any) to be realized by the NEO depends on whether the shares or units vest and the future performance of our common stock.

(3)	Shares subject to the stock option have fully vested.
(4)

1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of February 1, 2018, such that all of the shares will be fully vested on February 1, 2022 subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(5)

1/8th of the RSUs vest on a semi-annual basis from the vesting commencement date of February 1, 2018, such that all of the RSUs will be fully vested on February 1, 2022, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    57

(6)

1/8th of the RSUs vest on a semi-annual basis from the vesting commencement date of February 1, 2019, such that all of the RSUs will be fully vested on February 1, 2023, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(7)

1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of February 1, 2019, such that all of the shares will be fully vested on February 1, 2023, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(8)

1/8th of the RSUs vest on a semi-annual basis from the vesting commencement date of February 1, 2020, such that all of the RSUs will be fully vested on February 1, 2024, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(9)

1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of February 1, 2020, such that all of the shares will be fully vested on February 1, 2024, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(10)

Represents the maximum number of PSUs that may be earned. The vesting of the PSUs is contingent upon the achievement of three escalating stock price targets, with each such share price based on the average closing market price on the NASDAQ Global Select Market over a 20 consecutive trading day period. 20% of the maximum number of PSUs will be earned if a stock price of $109.20 per share is achieved on or before June 30, 2024; an additional 35% (for a total of 55%) of the maximum number of PSUs will be earned if a stock price of $145.60 per share is achieved on or before June 30, 2024; and an additional 45% (for a total of 100%) of the maximum number of PSUs will be earned if a stock price of $182.00 per share is achieved on or before June 30, 2024. Upon the achievement of the respective stock price targets, 50% of the PSUs allotted to that tranche will vest, while the remaining 50% will vest on the first anniversary of the date the stock price target was achieved, subject to the NEO’s continued employment or other service relationship with us through such vesting date.

(11)

1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of March 1, 2021, such that all of the shares will be fully vested on March 1, 2025, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(12)

1/8th of the RSUs vest on a semi-annual basis from the vesting commencement date of March 1, 2021, such that all of the RSUs will be fully vested on March 1, 2025, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(13)

25% of the RSUs vested on March 12, 2019 and 1/8th of the RSUs vest on a semi-annual basis from such date, such that all of the RSUs will be fully vested on March 12, 2022, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(14)

25% of the shares subject to the stock option vested on March 12, 2019 and 1/16th of the shares subject to the stock option vest on a quarterly basis from such date, such that all of the shares will be fully vested on March 12, 2022 subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(15)

25% of the shares subject to the stock option vest on June 1, 2022 and 1/16th of the shares subject to the stock option vest on a quarterly basis from such date, such that all of the shares will be fully vested on June 1, 2025 subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

(16)

25% of the RSUs vest on June 1, 2022 and 1/8th of the RSUs vest on a semi-annual basis from such date, such that all of the RSUs will be fully vested on June 1, 2025, subject to the NEO’s continued employment or other service relationship with us through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2021 Table

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2021, by each of our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Ted Love, M.D.	—	—	81,417	3,180,044

Jeffrey Farrow	—	—	23,865	926,950

Jung Choi	—	—	24,865	976,440

David Johnson	—	—	25,052	903,823

Kim Smith-Whitley, M.D.	—	—	—	—

(1)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares of RSUs vested by the market price on the vest date.

Potential Payments on Termination or Change in Control

Our Amended and Restated Severance and Change in Control Policy provides for certain payments and benefits to each of our NEOs if the NEO is terminated by us or our acquirer or successor without Cause or resigns for Good Reason (as such terms are defined in such policy), both during and outside of the Change in Control Period (assuming that all outstanding equity awards were assumed, continued or substituted by an acquirer or successor in such change in control), subject to the NEO’s execution and non-revocation of a severance agreement, including a general release of claims. The table below

58    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

quantifies the potential payments and benefits that would have become due to our NEOs assuming that the Amended and Restated Severance and Change in Control Policy had been in effect as of December 31, 2021, and that one of the triggering events above occurred as of December 31, 2021. The market price of a share of our common stock on December 31, 2021, was $29.27.

Name	Qualifying termination Not in connection with a Change in Control ($)		Qualifying Termination in Connection with a Change in Control ($)

Ted Love, M.D.

Cash Severance Payment	725,000	(1)	1,087,500	(2)

Cash Incentive Bonus Payment	507,500	(3)	761,250	(4)

COBRA Premiums	24,716	(5)	37,074	(6)

Accelerated Equity Vesting (Time-Based)	—		4,518,907	(7)

Accelerated Equity Vesting (Performance-Based)	—		—	(7)

Jeffrey Farrow

Cash Severance Payment	480,000	(1)	480,000	(1)

Cash Incentive Bonus Payment	—		240,000	(3)

COBRA Premiums	24,716	(5)	24,716	(5)

Accelerated Equity Vesting (Time-Based)	—		1,366,616	(7)

Accelerated Equity Vesting (Performance-Based)	—		—	(7)

Jung Choi

Cash Severance Payment	465,000	(1)	465,000	(1)

Cash Incentive Bonus Payment	—		232,500	(3)

COBRA Premiums	—	(5)	—	(5)

Accelerated Equity Vesting (Time-Based)	—		1,366,616	(7)

Accelerated Equity Vesting (Performance-Based)	—		—	(7)

David Johnson

Cash Severance Payment	480,000	(1)	480,000	(1)

Cash Incentive Bonus Payment	—		240,000	(3)

COBRA Premiums	25,485	(5)	25,485	(5)

Accelerated Equity Vesting (Time-Based)	—		1,501,990	(7)

Accelerated Equity Vesting (Performance-Based)	—		—	(7)

Kim Smith-Whitley, M.D.

Cash Severance Payment	510,000	(1)	510,000	(1)

Cash Incentive Bonus Payment	—		255,000	(3)

COBRA Premiums	35,308	(5)	35,308	(5)

Accelerated Equity Vesting (Time-Based)	—		707,163	(7)

Accelerated Equity Vesting (Performance-Based)	—		—	(7)

(1)	Represents 12 months of the NEO’s base salary.
(2)	Represents 18 months of Dr. Love’s base salary.
(3)

Represents 100% of the NEO’s target annual bonus opportunity. The table does not include the prorated annual bonus opportunity that the NEO would be entitled to since, on December 31, 2021, the full annual bonus, which is shown in the “Summary Compensation Table,” was earned.

(4)

Represents 150% of Dr. Love’s target annual bonus opportunity. The table does not include the prorated annual bonus opportunity that Dr. Love would be entitled to since, on December 31, 2021, the full annual bonus, which is shown in the “Summary Compensation Table,” was earned.

(5)

Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination. Since Ms. Choi did not participate in the Company’s health insurance plan, she will receive zero months of payment of COBRA premiums.

(6)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to Dr. Love as of the date of termination.
(7)

Represents the value of acceleration of vesting of 100% of the NEO’s unvested and outstanding equity awards, other than PSUs, based on the market price of a share of our common stock on December 31, 2021, which was $29.27. For the PSUs, represents the value of acceleration of vesting of 0% of the NEO’s unvested and outstanding PSUs, based on an assumed sale price of a share of our common stock in the change in control of $29.27. For stock options with a per share exercise price greater than $29.27, no amount was included with respect to such stock options.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    59

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans

The following table sets forth information as of December 31, 2021, regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2012 Stock Option and Grant Plan (or 2012 Plan), our 2015 Plan, our 2017 Inducement Plan and our ESPP.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)

Equity compensation plans approved by security holders(2)	5,318,532	(3)	$40.99	(3)	5,131,249	(4)

Equity compensation plans not approved by security holders(5)	1,672,300		$47.95		1,662,072

Total	6,990,832		$42.00		6,793,321

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)

Includes the 2012 Plan, the 2015 Plan and the ESPP. Our 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2016, by 4% of the outstanding number of shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee of our Board of Directors. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, from January 1, 2016 until January 1, 2025, by the lesser of (i) 3,000,000 shares of common stock, (ii) 1% of the outstanding number of shares of common stock on the immediately preceding December 31 or (iii) such lesser number of shares as determined by the compensation committee of our Board of Directors. We no longer grant new awards under the 2012 Plan, and any awards previously granted under such plan prior to our initial public offering that are forfeited, canceled, reacquired by us prior to vesting satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added to shares available for issuance under the 2015 Plan.

(3)

Does not include purchase rights accruing under the ESPP as of December 31, 2021, because the purchase rights (and, therefore, the number of shares to be purchased) were not determined until the end of the purchase periods on February 28, 2022.

(4)

As of December 31, 2021, there were 4,811,246 shares of common stock available for issuance under the 2015 Plan and 320,003 shares of common stock available for issuance under the ESPP (which number includes shares subject to purchase during the current purchase period which commenced on February 1, 2022, and the exact number of which will not be known until the end of the purchase period on August 31, 2022).

(5)	Consists solely of the 2017 Inducement Plan.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are disclosing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (other than our CEO).

For 2021:

•	the annual total compensation of our CEO was $8,193,309 (as disclosed in the “2021 Summary Compensation Table” above);

•	the median of the annual total compensation of all our employees was $345,973; and

•	the ratio of the annual total compensation of our CEO to the annual total compensation of all our employees was 24 to 1.

In 2021, there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. However, in 2021 there was a change in the circumstances of the employee identified as the median employee for 2020 as the employment of that individual terminated. Accordingly, we elected to rerun our analysis to identify a new median employee for the most recent fiscal year using a consistently applied compensation measure across our organization as described below. After identifying our median employee and ensuring that this employee did not have anomalous compensation in 2021, we then calculated the annual total compensation of our median employee using the same methodology we used for our CEO, and our other NEOs, in the “2021 Summary Compensation Table” above.

In 2020, our CEO received a one-time PSU award with a grant date fair value of $7,063,496 and total annual compensation of $17,605,756, which resulted in a 2020 CEO pay ratio of 47 to 1, significantly higher than 2021.

60    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

For 2021, we identified our median employee as of December 31, 2021, by: (i) calculating for each full-time employee, except our CEO, and part-time employee on that date (a) actual annual base salary in 2021 (annualized for new hire permanent employees who were not employed for the entire year) (b) actual annual bonus paid in 2021 (annualized for new hire permanent employees who were not employed for the entire year), and (c) the grant date fair value of all equity awards granted in 2021; and (ii) ranking this compensation from highest to lowest to identify our median employee. For purposes of this disclosure, earnings of any non-U.S. employee were converted to U.S. dollars using the exchange rate as of December 31, 2021. This conversion was made for employees paid in any foreign currency. We used this compensation as our consistently applied compensation measure because we believe it was representative of our employee compensation.

The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules provide companies with significant flexibility in identifying the median employee and calculating the pay ratio, including flexibility to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio above may not be comparable with the pay ratios of other companies, even companies within our industry.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    61

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

COMPENSATION COMMITTEE

WENDY L. YARNO, CHAIR

SCOTT W. MORRISON

MARK L. PERRY

62    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements with our directors and NEOs described above, and the transactions described below, since January 1, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock as of March 31, 2022;

•	each NEO;

•	each current director; and

•	all current executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 65,055,462 shares of common stock outstanding on March 31, 2022.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to each individual or entity is as of March 31, 2022, unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2022, which is 60 days after March 31, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% or Greater Stockholders:

Entities affiliated with The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	5,993,142	9.2%

Entities affiliated with Janus Henderson Group plc(3) 201 Bishopsgate EC2M 3AE, United Kingdom	5,483,164	8.4%

Entities affiliated with BlackRock(4) 55 East 52nd Street New York, NY 10055	5,353,056	8.2%

Entities affiliated with Fidelity(5) 245 Summer Street Boston, MA 02210	4,597,391	7.1%

Entities affiliated with Perceptive(6) 51 Astor Place, 10th Floor New York, NY 10003	3,449,915	5.3%

Entities affiliated with Baker Bros.(7) 860 Washington Street, 3rd Floor New York, NY 10014	3,314,765	5.1%

Entities affiliated with T. Rowe Price Associates, Inc.(8) 100 E. Pratt Street Baltimore, MD 21202	3,260,685	5.0%

64    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Named Executive Officers and Directors:

Ted W. Love, M.D.(9)	1,575,944		2.4%

Jeffrey Farrow(10)	280,214	*	*

Jung E. Choi(11)	444,528	*	*

David L. Johnson(12)	168,777	*	*

Kim Smith-Whitley, M.D.(13)	8,875	*	*

Scott W. Morrison(14)	95,917	*	*

Deval L. Patrick(15)	16,442	*	*

Mark L. Perry(16)	67,145	*	*

Glenn F. Pierce, M.D., Ph.D.(17)	100,717	*	*

Philip A. Pizzo, M.D.(18)	69,652	*	*

Dawn A. Svoronos(19)	51,564	*	*

Alexis A. Thompson, M.D., M.P.H.(20)	8,049	*	*

Wendy L. Yarno(21)	70,717	*	*

All directors and executive officers as a group (16 persons)(22)	3,287,769	*	4.9%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Global Blood Therapeutics, Inc., 181 Oyster Point Boulevard, South San Francisco, CA 94080.
(2)

Based solely on a report on Schedule 13G/A filed with the SEC on February 10, 2022, which indicates that The Vanguard Group had (i) shared voting power with respect to 116,532 shares of common stock, (ii) sole dispositive power over 5,825,096 shares of common stock and (iii) shared dispositive power over 168,046 shares of common stock.

(3)

Based solely on a report on Schedule 13G filed with the SEC on February 10, 2022, which indicates that Janus Henderson Group plc (“Janus Henderson”) had shared voting power and shared dispositive power over 5,483,164 shares of common stock. Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“JCM”), Perkins Investment Management LLC, Henderson Global Investors Limited and Janus Henderson Investors Australia Institutional Funds Management Limited (each an “Asset Manager”). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCM may be deemed to be the beneficial owner of 5,472,157 shares of common stock, and as a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Intech may be deemed to be the beneficial owner of 11,007 shares of common stock.

(4)

Based solely on a report on Schedule 13G/A filed with the SEC on February 3, 2022, which indicates that BlackRock, Inc. had sole voting power with respect to 5,272,998 shares of common stock and had sole dispositive power over 5,353,056 shares of common stock.

(5)

Based solely on a report on Schedule 13G/A filed with the SEC on February 9, 2022, which indicates that FMR LLC had sole voting power with respect to 1,037,087 shares of common stock and had sole dispositive power over 4,567,391 shares of common stock. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(6)

Based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2022, which indicates that Perceptive Advisors LLC and Joseph Edelman had shared voting power and shared dispositive power over 3,449,915 shares of common stock, all of which are held by Perceptive Life Sciences Master Fund Ltd. (the “Fund”). Perceptive Advisors LLC serves as the investment manager to the Fund. Joseph Edelman is the managing member of Perceptive Advisors LLC.

(7)

Based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2022, which indicates that Baker Bros. Advisors LP, Baker Bros. (GP) LLC, Felix J. Baker and Julian C. Baker had shared voting power and shared dispositive power over 3,314,765 shares of common stock, 242,213 of which are held by 667, L.P., and 3,072,552 of which are held by Baker Brothers Life Sciences, L.P. (together, the “Baker Bros. Funds”). Baker Bros. (GP) LLC is the sole general partner of Baker Bros. Advisors LP. Pursuant to the management agreements, as amended, among Baker Bros. Advisors LP, the Baker Bros. Funds and their respective general partners, the Baker Bros. Funds’ respective general partners relinquished to Baker Bros. Advisors LP all discretion and authority with respect to the investment and voting power of the

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    65

securities held by the Baker Bros. Funds, and thus Baker Bros. Advisors LP has completed and unlimited discretion and authority with respect to the Baker Bros. Funds’ investments and voting power over investments. Felix J. Baker and Julian C. Baker serve as managing members of Baker Bros. (GP) LLC.
(8)

Based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2022, which indicates that T. Rowe Price Associates, Inc. had sole voting power with respect to 809,030 shares of common stock and had sole dispositive power over 3,260,685 shares of common stock.

(9)

Includes (i) 794,987 shares of common stock held by Dr. Love; (ii) 5,000 shares of common stock held by Dr. Love’s two daughters, as to which Dr. Love disclaims beneficial ownership; (iii) 306,000 shares of common stock held by three trusts for the benefit of Dr. Love’s daughters; and (iv) 469,957 shares of common stock that Dr. Love has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(10)

Includes (i) 27,422 shares of common stock held by Mr. Farrow; and (ii) 252,792 shares of common stock that Mr. Farrow has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(11)

Includes (i) 191,374 shares of common stock held by Ms. Choi; (ii) 25,000 shares of common stock held in The 2005 William Park and Jung Choi Family Trust; and (iii) 228,154 shares of common stock that Ms. Choi has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(12)

Includes (i) 45,562 shares of common stock held by Mr. Johnson; and (ii) 123,215 shares of common stock that Mr. Johnson has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(13)	Includes 8,875 shares of common stock that Dr. Smith-Whitley has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.
(14)

Includes (i) 3,037 shares of common stock held by Mr. Morrison; and (ii) 92,880 shares of common stock that Mr. Morrison has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(15)

Includes (i) 5,437 shares of common stock held by Mr. Patrick; and (ii) 11,005 shares of common stock that Mr. Patrick has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(16)

Includes (i) 34,265 shares of common stock held by Mr. Perry; and (ii) 32,880 shares of common stock that Mr. Perry has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(17)

Includes (i) 22,837 shares of common stock held by Dr. Pierce; and (ii) 77,880 shares of common stock that Dr. Pierce has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(18)

Includes (i) 6,772 shares of common stock held by Dr. Pizzo; and (ii) 62,880 shares of common stock that Dr. Pizzo has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(19)

Includes (i) 3,684 shares of common stock held by Ms. Svoronos; and (ii) 47,880 shares of common stock that Ms. Svoronos has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(20)

Includes (i) 2,400 shares of common stock held by Dr. Thompson; and (ii) 5,649 shares of common stock that Dr. Thompson has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

(21)

Includes (i) 7,837 shares of common stock held by Ms. Yarno; and (ii) 62,880 shares of common stock that Ms. Yarno has the right to acquire from us within 60 days of March 31, 2021 pursuant to the exercise of stock options.

(22)

Includes the number of shares beneficially owned by the named executive officers and directors listed in the table above, as well as: (i) 29,018 shares of common stock held by Nazila Habibizad. and 60,717 shares of common stock that Ms. Habibizad has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options; and (ii) 35,653 shares of common stock held by Tricia Suvari and 203,840 shares of common stock that Ms. Suvari has the right to acquire from us within 60 days of March 31, 2022 pursuant to the exercise of stock options.

66    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal year 2021, we believe that for fiscal year 2021, all required reports were filed on a timely basis under Section 16(a), except that an initial filing of a Form 4 filed on behalf of Dr. Smith-Whitley to report a grant on June 1, 2021 incorrectly underreported the grant amount. The grant amount was subsequently corrected by a Form 4/A filed on June 21, 2021.

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    67

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Proxy Department of Continental Stock Transfer & Trust Company, LLC, or Continental, at 1 State Street, 30th Floor, New York, NY 10004.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Continental as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

68    2022 Proxy Statement ï  Global Blood Therapeutics, Inc.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at ir.gbt.com/financial-information/sec-filings or you can request a copy free of charge by calling Investor Relations at 650.741.7730 or sending an e-mail request to investor@gbt.com. Please include your contact information with the request.

By Order of the Board of Directors,

Global	Blood Therapeutics, Inc.

Ted W. Love, M.D.

Ted W. Love, M.D.

President and Chief Executive Officer

April 28, 2022

Global Blood Therapeutics, Inc.  ï 2022 Proxy Statement    69

    GLOBAL BLOOD THERAPEUTICS, INC.

    181 OYSTER POINT BOULEVARD

    SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time) on June 13, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GBT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D82953-P69987	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GLOBAL BLOOD THERAPEUTICS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following Class I Directors in	☐	☐	☐
Proposal 1:

1. Election of Directors.

Nominees:

01) Ted W. Love, M.D.
02) Glenn F. Pierce, M.D., Ph.D.
03) Dawn A. Svoronos

The Board of Directors recommends you vote FOR Proposals 2 and 3:					For	Against	Abstain

2. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement.					☐	☐	☐

3. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.					☐	☐	☐

4. Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL” in Proposal 1 and “FOR” Proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D82954-P69987

GLOBAL BLOOD THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 14, 2022 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted Love, M.D. and Jeffrey Farrow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBAL BLOOD THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM (Pacific Time) on June 14, 2022, held virtually at www.virtualshareholdermeeting.com/GBT2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side